Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH

ALL ISSUED AND OUTSTANDING COMMON SHARES

of

Cascal N.V.

at

US$6.75 Net Per Share

by

SEMBCORP UTILITIES PTE LTD.

a wholly-owned subsidiary of

SEMBCORP INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 A.M., NEW YORK CITY TIME, ON MONDAY, JUNE 21, 2010, UNLESS THE OFFER IS EXTENDED.

Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, is offering to purchase all of the issued and outstanding common shares, par value €0.50 per share (each, a “Share” and collectively, the “Shares”) of Cascal N.V. (the “Company”), a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, at a price of US$6.75 per Share, net to the seller in cash, without interest (subject to applicable withholding taxes) (that price, or any other price per Share as may be paid in the Offer, is referred to herein as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and, in the case of Shares other than Dutch Registered Shares (as defined below), the related Letter of Transmittal (which together, and as they may be amended and supplemented from time to time, constitute the “Offer”).

On April 26, 2010, Purchaser, Biwater Investments Ltd., a limited company existing under the laws of England & Wales and majority stockholder of the Company (the “Stockholder”), and Biwater Holdings Limited, a limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“BHL”), entered into a Tender Offer and Stockholder Support Agreement (the “Tender Offer and Stockholder Support Agreement”) pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares in exchange for the Offer Price, subject to reduction to US$6.40 as set forth below, and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

The Offer is conditioned upon at least 80% of the issued and outstanding Shares on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) being validly tendered and not withdrawn (the “80% Condition”). Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58.4% of the issued and outstanding Shares (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn. If at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to provide that Purchaser’s obligation to accept and pay for Shares tendered in the Offer is conditioned on at least 17,868,543 Shares owned by the Stockholder being validly tendered and not withdrawn (the “Minimum Condition”) and (iii) extend the Offer for an additional ten business days. See the Introduction and Section 1 of this Offer to Purchase. The Offer is also subject to a number of other conditions, which are described under Section 13 of this Offer to Purchase. Purchaser reserves the right to waive the 80% Condition, the Minimum Condition, if applicable, and the other conditions to the Offer.

Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58.4% of the Company (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), and as majority stockholder, expects to have control of the board of directors of the Company, subject to legal and regulatory requirements, including, but not limited to, legal and regulatory requirements related to ensuring adequate independent director representation on the Company’s board of directors. As majority stockholder, Purchaser currently intends to, subject to and in accordance with applicable laws, cause the Company’s board of directors to call a meeting of the Company’s stockholders with a view to replacing or appointing additional members of the Company’s board of directors. In addition, Purchaser, subject to and in accordance with applicable laws, intends to cause the Company to (1) delist the Shares from the New York Stock Exchange (the “NYSE”), (2) suspend the Company’s obligation to file reports under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), pending termination of registration of the Shares under the Exchange Act and (3) terminate the registration of the Shares under the Exchange Act.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

IMPORTANT

Any stockholder desiring to tender any of such stockholder’s Shares should (1) complete and sign the enclosed Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder’s certificate(s) for the tendered Shares and any other required documents to the Depositary named in this Offer to Purchase, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 of this Offer to Purchase, (3) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder or (4) for Shares evidenced by a registration of the holder in the Company’s Dutch stockholders’ register and not held through the clearing and settlement system operated by The Depository Trust Company (“Dutch Registered Shares”), complete and sign the deed of transfer for the relevant Dutch Registered Shares (the “Deed of Transfer”), and mail or deliver the Deed of Transfer and any other required documents to the Depositary named in this Offer to Purchase. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

A stockholder of the Company who desires to tender Shares, other than Dutch Registered Shares, and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

IF YOU ARE TENDERING DUTCH REGISTERED SHARES AND YOU DO NOT HAVE A U.S. DOLLAR-DENOMINATED ACCOUNT OR IF, FOR ANY OTHER REASON, YOU WISH TO RECEIVE THE OFFER PRICE IN ANY CURRENCY OTHER THAN U.S. DOLLARS, YOU SHOULD CONSULT WITH YOUR CUSTODIAN TO DETERMINE THE APPLICABLE EXCHANGE RATE AND WHETHER ANY CHARGES WILL APPLY.

Questions and requests for assistance may be directed to the Information Agent for the Offer at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, Deed of Transfer and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

May 21, 2010

SUMMARY TERM SHEET

This summary highlights important and material information from this Offer to Purchase but may not contain everything that is important to you. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase and the accompanying Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary. Questions or requests for assistance may be directed to the Information Agent at its address and phone numbers on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

•

We are Sembcorp Utilities Pte Ltd., a private company limited by shares, incorporated under the laws of Singapore, and are offering to buy your Shares as described in this Offer to Purchase. We are a wholly-owned subsidiary of Sembcorp Industries Ltd., a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange. See Section 9 of this Offer to Purchase for further information about Parent and us.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	We are offering to buy all of the issued and outstanding Shares of Cascal N.V. See the Introduction and Section 1 of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

We are offering to pay US$6.75, net to each seller in cash, without interest, for each Share. The Offer is conditioned upon the 80% Condition being satisfied. Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58.4% of the issued and outstanding Shares of the Company (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) of the issued and outstanding Shares are validly tendered and not withdrawn.

•

We understand from the Stockholder that, on or about May 5, 2010, Michael Wager, a non-executive director, resigned from the Company’s board of directors to assume an advisory and spokesperson role for the Company in connection with the Offer (the “Consultancy”) and, in connection with such Consultancy, the Company entered into an agreement with Mr. Wager pursuant to which Mr. Wager would receive an annual salary of $900,000 and 200,000 restricted Shares in the Company. Accordingly, if the issuance of the 200,000 Shares to Mr. Wager is confirmed, the 80% Condition to the Offer will be satisfied if 6,756,532 Shares (based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares issued to Mr. Wager and based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), representing approximately an additional 21.6% of the issued and outstanding Shares, are validly tendered and not withdrawn.

•

If at the initial expiration date of the Offer, the 80% Condition has not been met, we will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. See the Introduction and Section 1 of this Offer to Purchase.

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If you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

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We will not pay for Shares in any currency other than U.S. dollars. If you are tendering Dutch Registered Shares and you do not have a U.S. Dollar-denominated account or if, for any other reason, you wish to receive the Offer payment in a currency other than U.S. Dollars, you should consult with your custodian to determine the applicable exchange rate and whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

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Yes. We and our affiliates will finance the Offer with internally generated funds and borrowings under existing loan facilities or the issuance of notes under an existing medium term note program. The Offer is not subject to any financing contingency. See Section 12 of this Offer to Purchase.

ARE YOUR FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

•

Because the Offer is for cash, is not subject to any financing condition and is for all of the issued and outstanding Shares, our financial results should not be relevant to your decision on whether to tender your Shares in the Offer.

HAVE YOU HELD DISCUSSIONS WITH THE COMPANY?

•

We have been participating in the Stockholder’s proposed sale of its Shares for approximately two years now. The Company was aware of, and has been involved in, this sale process, by having members of their senior management meet with us, allowing us to conduct site visits at various of the Company’s facilities and providing us with information relating to the Company.

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Since October 2009, we submitted various non-binding offer letters for the purchase of the Shares to the Stockholder. We understand from the Stockholder that these non-binding offer letters had been conveyed to the Company’s board of directors. The various non-binding offer letters included an offer price range of $6.25 to $7.00 per Share and our stated desire to acquire the Shares through a tender offer, recommended by the Company’s board of directors, so as to maximize the likelihood of acquiring 100% of the Shares. These non-binding offer letters also highlighted our plans to delist and deregister the Shares following such acquisition.

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On March 1, 2010, we met with the Company’s board of directors and the Stockholder’s board of directors (via video conference and teleconference) and presented our intention to enter into discussions regarding a firm offer that would entail us making a tender offer to acquire all the issued and outstanding shares of the Company at a price per Share somewhere in the range of US$6.50 to US$7.00 per Share. The closing price on Friday, February 26, 2010, the last full trading day prior to our presentation of our proposed offer to the boards of directors of both the Stockholder and the Company, was US$5.70. In addition, the price range offered by us represented a premium in terms of the 3-month (US$5.72), 6-month (US$5.79) and 12-month (US$4.65) historical volume weighted average prices of the Shares on the NYSE (“VWAPs”) calculated as of February 26, 2010. Shortly after the meeting, we were informed by the Stockholder that the special committee of the Company’s board of directors had indicated that they would not be able to recommend our offer as they were of the view that the price was inadequate. On the same day, we also had discussions with the Company’s management to further clarify certain outstanding due diligence questions.

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On March 2, 2010, after further discussions with the Stockholder, it was suggested that we should consider proposing a fixed offer price per Share rather than a range of per Share offer prices in a written offer to the Company’s board of directors.

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On March 7, 2010, we sent the Company’s board of directors a letter containing a proposal to acquire at a price of US$6.75 per Share all of the issued and outstanding Shares of the Company by way of a voluntary tender offer on a recommended basis. The closing price on Friday, March 5, 2010, the last full trading day prior to our submission of the letter to the Company, was US$6.00. In addition, the price offered by us represented a premium in terms of the 3-month (US$5.75), 6-month (US$5.81) and 12-month (US$4.72) historical VWAPs calculated as of March 5, 2010.

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On March 11, 2010, the special committee of the Company’s board of directors responded with a letter stating that “[b]ased on our review of your March 7 letter, we cannot make a recommendation to our Board to support your proposed transaction because we believe the offer described in that letter is inadequate.” The closing price on Wednesday, March 10, 2010, the last full trading day prior to the Company issuing its letter, was US$6.00. In addition, the price offered by us represented a premium in terms of the 3-month (US$5.76), 6-month (US$5.80) and 12-month (US$4.76) historical VWAPs calculated as of March 10, 2010. On March 12, 2010, Biwater sent us a letter indicating that, notwithstanding the Company’s response to our offer, they would be willing to continue discussions with us concerning the sale of their Shares.

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On April 30, 2010, following the execution of the Tender Offer and Stockholder Support Agreement and the announcement of the proposed Offer, Mr. Wager contacted us to “discuss issues arising as a result of [our] announcement regarding [our] intended tender offer for Cascal common shares.” He indicated that he was advising the Company on these matters and stated that if we had any interest in discussing a consensual resolution of these matters, to contact him at our convenience. On the same day we received Mr. Wager’s communication asking us to contact him at our convenience to discuss a consensual resolution of the matters, the Company filed litigation in the United States District Court for the District of New York against us, Parent, the Stockholder and BHL (the “Litigation”).

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On May 5, 2010, we had a teleconference with Mr. Wager during which time he indicated that the Company would be willing to drop the Litigation in exchange for either (i) an increase in the Offer Price of an unspecified amount or (ii) us agreeing to enter into a standstill agreement where we would agree to be a passive investor in the Company for a period of twenty-four to forty-eight months following the consummation of the Offer. We communicated to Mr. Wager that both of these proposals were unacceptable to us.

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On May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

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On May 13, 2010, we received two emails from Mr. Wager. The first email, addressed to the Group President and CEO of our Parent, referenced the Litigation and stated that the “next phases of [the Company’s] defense will be communications to Semcorp (sic) Industries’ Board and shareholders as well as public statements to Sembcorp’s’ shareholders in Singapore’s financial press” and that “there are business solutions that can spare Semcorp (sic) and Cascal from protracted litigation and continued public exchanges.” We responded to Mr. Wager’s email asking him to provide the details of his proposed business solutions to the Executive Vice President, Group Business & Strategic Development, of our Parent. In his second email, Mr. Wager responded with yet another proposal for us to change the terms of the Offer to (i) increase the Offer Price, (ii) include our Parent’s ordinary shares as part of the consideration paid to tendering stockholders and (iii) agree not to delist and deregister the Shares for at least three years and retain at least three of the Company’s directors on the Company’s board of directors following the completion of the Offer. Otherwise, Mr. Wager stated, the “courts in the US and Holland will decide the fate of Cascal and its public shareholders.” Again, we communicated to Mr. Wager that these proposals were unacceptable to us. See Section 10 of this Offer to Purchase.

DOES THE COMPANY SUPPORT THE OFFER?

•	On April 26, 2010, the Company issued a press release in which it stated that its board of directors had determined that the Offer is “inadequate and coercive.”

•

On April 30, 2010, the Company commenced the Litigation against us, Parent, the Stockholder and BHL claiming violations of U.S. securities laws and breach of confidentiality agreements. The Litigation seeks injunctive relief and recovery of damages. In the press release issued on April 30, 2010, announcing the commencement of the Litigation, the Company stated that “[t]he structure of the proposed Sembcorp tender is coercive and seeks to diminish the rights of shareholders to participate in Cascal’s growth and share value appreciation. The offering price is inadequate and under the proposed terms would result in an illiquid market for our publicly traded common shares. Accordingly, the Sembcorp bid is unacceptable.”

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On May 5, 2010, the Company issued a press release announcing that Michael Wager, a non-executive director, resigned from the Company’s board of directors to assume an advisory and spokesperson role for the Company in connection with the Offer. In that press release the Company states that it “rejects Sembcorp’s proposal as unacceptable and coercive, and believes that shareholders will realize far greater value if the Company remains independent and is able to move forward with its growth strategy.” Again on May 5, 2010, the Company issued another press release confirming that we had received service of process in connection with the Litigation and stating that “the Board of Directors of Cascal rejects Sembcorp’s proposal as unacceptable and coercive, and recommends that Cascal common shareholders take no action to respond to a below market tender that Sembcorp Industries Ltd (sic), a wholly-owned subsidiary of Sembcorp Utilities Pte Ltd (sic), said it intends to make.”

•

On May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

•

We filed an opposition to the Company’s motion on May 12, 2010, and later in the day, a hearing was held on the motion before the Honorable Lewis A. Kaplan, United States District Judge. At the end of that hearing, Judge Kaplan scheduled an evidentiary hearing for May 19, 2010. In light of Judge Kaplan’s decision to conduct a hearing in one week, the Company withdrew their request for a temporary restraining order and we and the Stockholder agreed not to commence the Offer before May 21, 2010.

•

On May 19, 2010, after considering all of the evidence presented by the parties, including the sworn declarations of key individuals, Judge Kaplan concluded, among other things, that based on the record before the court there was no likelihood of the Company succeeding on its legal claims. The court then denied the Company’s motion for a preliminary injunction and cleared the way for the Offer to go forward.

•

Within 10 business days after the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14e-2 under the Securities Exchange Act of 1934, as amended, to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. The Company’s statement must also include the reasons for the position it takes. See the Introduction of this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

•

You may tender your Shares in the Offer until 11:00 a.m., New York City time, on Monday, June 21, 2010, which is the initial expiration date of the offering period, unless we decide to extend the Offer or to provide a subsequent offering period. If we extend the Offer, either as a result of the 80% Condition not being satisfied as of the initial expiration date of the Offer or otherwise, or provide a subsequent offering period, you will be able to tender your Shares until the extended expiration date. See Section 3 of this Offer to Purchase for information about tendering your Shares.

CAN THE OFFER BE EXTENDED, AND, IF SO, UNDER WHAT CIRCUMSTANCES?

•

Yes. We expressly reserve the right, in our sole discretion, but subject to and in accordance with applicable law and the terms of the Tender Offer and Stockholder Support Agreement, to extend the period of time during which the Offer remains open, from time to time. Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, we have agreed with the Stockholder that, if at the initial expiration date of the Offer, the 80% Condition has not been met, we will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. In addition, we have agreed with the Stockholder that, if at any time prior to July 31, 2010, the conditions to the Offer relating to the approvals of Governmental

Authorities (as defined below), certain third parties and the U.K. Pensions Regulator of the Biwater Retirement and Security Scheme (the “Pensions Regulator”) have not been satisfied, we will extend the period of time during which the Offer remains open for period(s) of time to be determined by us in our sole discretion, subject to and in accordance with applicable law. See Section 1 of this Offer to Purchase for more information regarding extension of the Offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

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If we extend the Offer, we will inform BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”) of that fact. We will also make a public announcement of any extension of the Offer (or the commencement of a subsequent offering period) no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. See Section 1 of this Offer to Purchase for more information about extension of the Offer.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

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We will not be obligated to complete the Offer or to purchase the tendered Shares unless the 80% Condition has been met. If, however, at the initial expiration date of the Offer, the 80% Condition has not been met, we will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. See the Introduction and Section 1 of this Offer to Purchase. Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, the Minimum Condition will be met. We reserve the right to waive the 80% Condition, Minimum Condition, if applicable, and the other conditions to the Offer.

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The Offer is also conditioned on, among other things, (i) the Company not issuing or authorizing or agreeing to the issuance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor; (ii) there not being instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority (as defined in Section 10 of this Offer to Purchase) which has a reasonable likelihood of success on its merits: (a) that would materially impair the value of the Owned Shares (as defined in Section 10 of this Offer to Purchase) to us; (b) seeking to materially and adversely affect the rights of ownership by us of the Owned Shares; or (c) seeking material damages against us; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon our business, identity or historical business practice; or (iii) there not being a change, event, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, subject to certain exceptions.

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If the issuance of 200,000 Shares to Mr. Wager is confirmed, there will have been a failure of condition (i) set forth above. In addition, at the May 19, 2010 hearing on the Litigation, Judge Kaplan concluded that based on the record before the court there was no likelihood of the Company succeeding on its legal claims and denied the Company’s motion for a preliminary injunction, and therefore, based on our current knowledge, we do not believe the Litigation will result in the failure of the conditions (ii) and (iii) set forth above. However, there can be no assurance that subsequent developments in the Litigation will not result in a failure of the conditions (ii) and (iii) set forth above.

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Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, before we can terminate the Offer as a result of the failure of condition (i) set forth above, we and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition. At this time we have not yet taken any steps to renegotiate the Offer Price with the Stockholder. However, we are evaluating our options in this regard and reserve all of our rights under the Tender Offer and Stockholder Support Agreement and under this Offer. It should be noted, however, that if the aggregate Offer Price for all of the issued and outstanding Shares were to be allocated among an additional 200,000 Shares, as a result of the issuance of 200,000 Shares to Mr. Wager, the Offer Price per Share would be reduced by slightly more than US$0.04 per Share at both the US$6.75 Offer Price and the US$6.40 Offer Price.

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In the event the Litigation results in a failure of conditions (ii) and (iii) set forth above, we will have the right to terminate the Offer and at that time will evaluate all of our options in this regard and will take further steps as necessary to preserve all of our rights under the Tender Offer and Stockholder Support Agreement and under this Offer.

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The Offer also is subject to other conditions. We do not expect to need any material governmental approvals to complete the Offer. For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

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If you hold the certificates for your Shares, you should complete the Letter of Transmittal that was provided with this Offer to Purchase and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this Offer to Purchase.

•	If your broker holds your Shares for you in “street name,” you must instruct your broker to tender your Shares on your behalf.

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If you cannot comply with either of these procedures, you still may be able to tender your Shares, other than Dutch Registered Shares by using the guaranteed delivery procedures described in this Offer to Purchase.

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If you hold Dutch Registered Shares, you should complete the Deed of Transfer and enclose all the documents required by it and send them to the Depositary at the address listed on the back cover of this Offer to Purchase.

•	See Section 3 of this Offer to Purchase for more information on the procedures for tendering your Shares.

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In any case, the Depositary must receive all required documents prior to 11:00 a.m., New York City time, on Monday, June 21, 2010, which is the initial expiration date of the Offer, unless we decide to extend the Offer.

CAN I WITHDRAW PREVIOUSLY TENDERED SHARES, AND IF SO, HOW LONG DO I HAVE TO DO SO?

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Yes, you can withdraw your Shares from the Offer at any time prior to the expiration of the Offer and, if we have not agreed by July 19, 2010, to accept your Shares for payment, you can withdraw them at any time after such date until we accept your Shares for payment.

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To withdraw tendered Shares, other than Dutch Registered Shares, while you still have the right to do so, you (or your broker or bank if your Shares were held in “street name”) must deliver a written notice of withdrawal to the Depositary at the address and telephone numbers listed on the back cover of this Offer to Purchase, and the notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered.

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For a withdrawal of Dutch Registered Shares to be effective, holders of Dutch Registered Shares should notify the Depositary prior to the Expiration Date, whereupon the Deed of Transfer will be returned by the Depositary to the relevant stockholder.

•	See Section 4 of this Offer to Purchase for more information about how to withdraw tendered Shares.

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

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Subject to the terms and conditions of the Offer, if the Offer is not extended, we will pay for all Shares validly tendered and not withdrawn promptly after the later of the initial expiration date of the Offer and the satisfaction or waiver of the conditions to the Offer. If we provide a subsequent offering period, we will pay for any Shares tendered in such subsequent offering period periodically as those Shares are tendered.

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We will pay for your Shares that are validly tendered and not withdrawn by depositing the applicable portion of the aggregate purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you with respect to tendered Shares.

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In all cases, payment for tendered Shares, other than Dutch Registered Shares, will be made only after timely receipt by the Depositary of certificates for such tendered Shares or of a confirmation of a book-entry transfer of these Shares as described in Section 3 of this Offer to Purchase, a properly completed and duly executed Letter of Transmittal and any other required documents.

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In all cases, payment for Dutch Registered Shares will be made only after you have submitted a Deed of Transfer, properly completed and executed (together with any share certificates issued for such Dutch Registered Shares and other documents required by the Deed of Transfer), to the Depositary. The Depositary shall, on our behalf, make payments for the Dutch Registered Shares as soon as possible after completion of the Offer and otherwise in accordance with customary market practices.

DO I HAVE STATUTORY APPRAISAL RIGHTS?

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Holders of Shares are not entitled to appraisal rights with respect to the Offer to Purchase under Dutch law or otherwise. If you object to the Offer Price, you may continue to hold your Shares, subject, however, to any order issued as a result of any Ordinary Squeeze-out Proceedings (as defined in Section 11 of this Offer to Purchase) or Takeover Squeeze-Out Proceedings (as defined in Section 11 of this Offer to Purchase), as described in more detail below. See Section 11 of this Offer to Purchase for more information.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

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If we acquire 95% or more of the nominal value of the issued outstanding share capital of the Company, our current intent is to seek to acquire the remaining outstanding Minority Shares (as defined in Section 11 of this Offer to Purchase) of the Company in accordance with either Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings available under the Dutch Civil Code, upon the consummation of which the Company will no longer be publicly owned.

•

If we acquire less than 95% of the nominal value of the issued and outstanding share capital of the Company, or the Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings do not occur, if we purchase all the Shares tendered in the Offer, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the Shares, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

•

In addition, following the consummation of the Offer, we intend to take steps to delist the Shares from the NYSE and, if the conditions to deregistration are met, and subject to and in accordance with applicable laws, intend to deregister the Shares under the Exchange Act and suspend the Company’s reporting obligation with the SEC. See Sections 7 and 11 of this Offer to Purchase for more information.

WHAT WILL HAPPEN TO ANY SHARES REMAINING AFTER THE OFFER?

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We are seeking to acquire 100% of the Shares of the Company in the Offer. However, there may be Shares that remain outstanding following completion of the Offer. As indicated above, if we acquire 95% or more of the nominal value of the issued outstanding share capital of the Company, our current intent is to seek to acquire the remaining outstanding Minority Shares of the Company in accordance with either Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings available under the Dutch Civil Code. The Squeeze-Out Price (as defined in Section 11 of this Offer to Purchase) would be determined by the Dutch Court (as defined in Section 11 of this Offer to Purchase). The Dutch Court may appoint one or three experts to advise it on the value of the Minority Shares and the Squeeze-Out Price. In Ordinary Squeeze-Out Proceedings following a public tender offer such as this, it is not uncommon for the Dutch Court to set the Squeeze-Out Price at an amount equal to the price offered in the public tender offer. However, the Dutch Court may also set a higher or lower price. In Takeover Squeeze-Out Proceedings, the consideration offered in the public tender offer is presumed fair if 90% or more of the Shares of the company were acquired by the offeror in the public tender offer. Takeover Squeeze-Out proceedings must be initiated within three months after the initial offer period has expired. See Section 11 of this Offer to Purchase for more information.

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If we acquire less than 95% of the nominal value of the issued outstanding share capital of the Company, we will not be able to effect a squeeze-out proceeding under the Dutch Civil Code. We may, however, from time to time, subject to and in accordance with applicable law, seek (or cause one of its affiliates to seek) to acquire additional issued and outstanding Shares not owned by us and our affiliates, including, subject to and in accordance with applicable law, by means of one or more tender offers, open market purchases, negotiated transactions or by causing the Company to issue Shares in exchange for property or cash consideration and on such terms and at such prices as we may determine, which may be more or less than the Offer Price. We may also implement other restructuring measures after completion of the Offer, including, subject to and in accordance with applicable law, by means of a cross border or domestic merger, a sale and/or transfer of assets and liabilities of the Company and other possible measures. There can be no assurance, however, that we will undertake any of the actions described above or that stockholders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from us at any subsequent time. See Sections 7 and 11 of this Offer to Purchase for more complete information about the effect of the Offer on your Shares.

IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES?

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If you decide not to tender your Shares in the Offer and we acquire 95% or more of the nominal value of the issued outstanding share capital of the Company and initiate either Ordinary Squeeze-out Proceedings or Takeover Squeeze-Out Proceedings under Dutch law as described above, such actions would require court proceedings and possible expert valuation and accordingly, the receipt of funds could be substantially delayed, and the Squeeze-Out Price could be more or less than the Offer Price.

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If you decide not to tender your Shares in the Offer and we purchase Shares which have been tendered in the Offer, but we acquire less than 95% of the nominal value of the issued outstanding share capital of the Company, there may be so few remaining stockholders and publicly held Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders of the Company, which may affect prices at which Shares trade. In addition, the Shares may no longer be eligible to be traded through the NYSE or any other securities market. Also, as described above, the Company may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. We and our affiliates may also, from time to time, subject to and in accordance with applicable law, seek to acquire additional Shares by causing the Company to issue Shares in exchange for property or cash consideration or through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. There can be no assurance, however, that we will undertake any of the actions described above or that stockholders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from us at any subsequent time. See Sections 7 and 11 of this Offer to Purchase.

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Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

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On May 20, 2010, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of a Share on the NYSE was US$6.55 per Share. On March 1, 2010, the day we first presented our proposed offer to the Company’s board of directors, the reported closing price on the NYSE was US$5.62 per Share. The Offer Price represents a premium in terms of the 3-month (5.7%), 6-month (12.5%) and 12-month (33.8%) historical VWAPs calculated as of April 23, 2010, which was the last full trading day before the execution of the Tender Offer and Stockholder Support Agreement and the announcement of the proposed Offer. You should obtain a recent market quotation for your Shares in deciding whether to tender them. See Section 6 of this Offer to Purchase for recent high and low sales prices for the Shares.

WHAT ARE THE NETHERLANDS TAX CONSEQUENCES IF I TENDER MY SHARES?

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Generally, if you are a holder of Shares who is not, is not deemed to be, and (in case the holder is an individual) has not elected to be treated as, resident in The Netherlands for the relevant tax purposes, you will not be subject to Netherlands taxation when you receive cash from us in exchange for the Shares you tender unless certain specific circumstance apply as further described in Section 5 of this Offer to Purchase. You should consult your tax advisor about the particular tax consequences of the Offer to you. See Section 5 of this Offer to Purchase for more information on such Netherlands tax consequences.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

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Generally, if you are a U.S. Holder (as that term is defined in Section 5 of this Offer to Purchase), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender and you may also be subject to applicable state, local and non-U.S. taxes. You should consult your tax advisor about the particular tax consequences of the Offer to you. See Section 5 of this Offer to Purchase for more information on such U.S. federal income tax consequences.

WHO IS RESPONSIBLE FOR THE PAYMENT OF CERTAIN TAXES AND BROKERAGE FEES?

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Stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares by us pursuant to the Offer. However, any tendering stockholder or other payee who fails to properly complete and sign the Substitute Form W-9 included in the Letter of Transmittal (or to establish an applicable exemption) may be subject to U.S. backup withholding tax of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. Any amounts withheld under backup withholding rules will be allowed as a credit against a tendering stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided such stockholder furnishes certain required information to the Internal Revenue Service. Stockholders who hold their Shares through a broker, bank or other nominee should check with such institution as to whether they charge any service fees. See Sections 3 and 5 of this Offer to Purchase for more information.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

•	If you have any questions you can call the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Common Shares

of Cascal N.V.:

INTRODUCTION

Sembcorp Utilities Pte Ltd. (“Purchaser”), a private company limited by shares, incorporated under the laws of Singapore and a wholly-owned subsidiary of Sembcorp Industries Ltd. (“Parent”), a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, hereby offers to purchase all of the issued and outstanding common shares, par value €0.50 per share (each a “Share” and collectively, the “Shares”) of Cascal N.V. (the “Company”), a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, at a price of US$6.75 per Share, net to the seller in cash (that price, or any other price per Share as may be paid in the Offer, is referred to in this document as the “Offer Price”), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Tendering stockholders who are record holders of their Shares and tender directly to the depositary for the Offer, BNY Mellon Shareowner Services (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, share transfer taxes on the purchase of the Shares purchased by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should inquire of that institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the “Information Agent”).

The Offer and withdrawal rights will expire at 11:00 a.m., New York City time, on Monday, June 21, 2010 (the “Expiration Date”), unless Purchaser extends (including because it is required to extend) the time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire.

On April 26, 2010, Purchaser, Biwater Investments Ltd., a limited company existing under the laws of England & Wales and majority stockholder of the Company (the “Stockholder”), and Biwater Holdings Limited, a limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“BHL”) entered into a Tender Offer and Stockholder Support Agreement (the “Tender Offer and Stockholder Support Agreement”) pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares of the Company in exchange for the Offer Price, subject to reduction to US$6.40 as set forth below, and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

THE OFFER IS CONDITIONED, AMONG OTHER THINGS, UPON AT LEAST 80% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (AFTER TAKING INTO ACCOUNT ALL OF THE ISSUED AND OUTSTANDING SHARES AND ASSUMING THE EXERCISE, CONVERSION OR EXCHANGE OF ALL OPTIONS, WARRANTS, CONVERTIBLE OR EXCHANGEABLE SECURITIES AND SIMILAR RIGHTS AND THE ISSUANCE OF ALL SHARES THAT THE COMPANY IS OBLIGATED TO ISSUE THEREUNDER) BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “80% CONDITION”). UPON THE STOCKHOLDER’S TENDER OF ITS SHARES PURSUANT TO THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT, 17,868,543 SHARES, OR APPROXIMATELY 58.4% OF THE ISSUED AND OUTSTANDING SHARES OF THE COMPANY (BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009) WILL HAVE BEEN TENDERED IN THE OFFER. ACCORDINGLY, THE 80% CONDITION TO THE OFFER WILL BE SATISFIED IF APPROXIMATELY AN ADDITIONAL 21.6% (OR (i) 6,596,532 SHARES BASED ON THE 30,581,343 SHARES REPORTED BY THE COMPANY TO BE ISSUED AND OUTSTANDING AS OF DECEMBER 31, 2009 OR (ii) 6,756,532 SHARES BASED ON 30,781,343 SHARES BEING ISSUED AND OUTSTANDING AFTER TAKING INTO ACCOUNT THE 200,000 SHARES BELIEVED TO BE ISSUED TO MR. WAGER) OF THE ISSUED AND OUTSTANDING SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN. IF AT THE INITIAL EXPIRATION

DATE OF THE OFFER, THE 80% CONDITION HAS NOT BEEN MET, PURCHASER WILL (I) REDUCE THE OFFER PRICE TO US$6.40 PER SHARE, (II) REDUCE THE 80% CONDITION TO PROVIDE THAT PURCHASER’S OBLIGATION TO ACCEPT AND PAY FOR SHARES TENDERED IN THE OFFER IS CONDITIONED ON AT LEAST 17,868,543 SHARES BEING VALIDLY TENDERED AND NOT WITHDRAWN (THE “MINIMUM CONDITION”) AND (III) EXTEND THE OFFER FOR AN ADDITIONAL TEN BUSINESS DAYS. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 13 OF THIS OFFER TO PURCHASE.

Within 10 business days after the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to publish, send or give to the Company’s stockholders (and file with the Securities and Exchange Commission (the “SEC”)) a Solicitation/Recommendation Statement on Schedule 14D-9. In the Schedule 14D-9, the Company is required to set forth whether it recommends acceptance or rejection of the Offer or set forth that it will not take a position with respect to the Offer. This statement will contain important information and may include certain material non-public information that the Company believes is necessary for stockholders to make a decision with respect to the Offer. We urge all stockholders of the Company to review this statement carefully when it becomes available.

According to the Company’s interim financial statements on form 6-K filed with the Securities and Exchange Commission on February 10, 2010, as of December 31, 2009, 30,581,343 Shares were issued and outstanding. We understand from the Stockholder that the Company has issued an additional 200,000 Shares to Mr. Wager, pursuant to his Consultancy, which, if confirmed, would result in 30,781,343 Shares being issued and outstanding as of the date hereof.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer; Expiration Date.

On the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as described in Section 4 of this Offer to Purchase. The term “Expiration Date” means 11:00 a.m., New York City time, on Monday, June 21, 2010, unless Purchaser extends the period during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as extended, will expire. The period from the date of this Offer to Purchase until 11:00 a.m., New York City time, on Monday, June 21, 2010, as such period may be extended, is referred to in this Offer to Purchase as the “Offering Period.”

On April 26, 2010, Purchaser and the Stockholder entered into a Tender Offer and Stockholder Support Agreement pursuant to which, among other things, Purchaser agreed to offer to acquire all of the issued and outstanding Shares of the Company in exchange for the Offer Price and the Stockholder agreed to promptly and validly tender in the Offer the 17,868,543 Shares held by it.

The Offer is subject to the conditions set forth in Section 13 of this Offer to Purchase, which include, among other things, satisfaction of the 80% Condition, or the Minimum Condition, as applicable. Upon the Stockholder’s tender of its Shares pursuant to the Tender Offer and Stockholder Support Agreement, 17,868,543 Shares, or approximately 58.4% of the issued and outstanding Shares of the Company (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009) will have been tendered in the Offer. Accordingly, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or (i) 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009 or (ii) 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares which, we understand from the Stockholder, were issued to Mr. Wager) of the issued and outstanding Shares are validly tendered and not withdrawn. If the 80% Condition, or the Minimum Condition, as applicable, is not satisfied, Purchaser may: (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Time or (iv) delay acceptance for payment or payment for Shares, subject to and in accordance with applicable law, until satisfaction or waiver of the conditions to the Offer.

The Offer is also conditioned on, among other things, (i) the Company not issuing or authorizing or agreeing to the issuance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor; (ii) there not being instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority which has a reasonable likelihood of success on its merits: (a) that would materially impair the value of the Owned Shares to Purchaser; (b) seeking to materially and adversely affect the rights of ownership by Purchaser of the Owned Shares; or (c) seeking material damages against Purchaser; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon Purchaser’s business, identity or historical business practice; or (iii) there not being a change, event, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, subject to certain exceptions.

If the issuance of 200,00 Shares to Mr. Wager is confirmed, there will have been a failure of condition (i) set forth above. In addition, at the May 19, 2010 hearing on the Litigation, Judge Kaplan concluded that based on the record before the court there was no likelihood of the Company succeeding on its legal claims and denied the Company’s motion for a preliminary injunction, and therefore, based on its current knowledge, Purchaser does not believe the Litigation will result in the failure of the conditions (ii) and (iii) set forth above. However, there can be no assurance that subsequent developments in the Litigation will not result in a failure of the conditions (ii) and (iii) set forth above.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, before Purchaser can terminate the Offer as a result of the failure of condition (i) set forth above, Purchaser and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition. At this time Purchaser has not yet taken any steps to renegotiate the Offer Price with the Stockholder. However, Purchaser is evaluating its options in this regard and reserves all rights under the Tender Offer and Stockholder Support Agreement and under this Offer. It should be noted, however, that if the aggregate Offer Price for all of the issued and outstanding Shares were to be allocated among an additional 200,000 Shares, as a result of the issuance of 200,000 Shares to Mr. Wager, the Offer Price per Share would be reduced by slightly more than US$0.04 per Share at both the US$6.75 Offer Price and the US$6.40 Offer Price.

In the event the Litigation results in a failure of conditions (ii) and (iii) set forth above, Purchaser will have the right to terminate the Offer and at that time will evaluate all of its options in this regard and will take further steps as necessary to preserve all of its rights under the Tender Offer and Stockholder Support Agreement and under this Offer.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement (see Section 10 of this Offer to Purchase), if at the initial expiration date of the Offer, the 80% Condition has not been met, Purchaser will (i) reduce the Offer Price to US$6.40 per Share, (ii) reduce the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional ten business days. Except as otherwise provided above, pursuant to the terms of the Tender Offer and Stockholder Support Agreement, Purchaser has agreed not to modify the terms and conditions of the Offer without the prior written consent of the Stockholder.

Subject to the terms of the Tender Offer and Stockholder Support Agreement (see Section 10 of this Offer to Purchase) and the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time-to-time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. In addition, Purchaser has agreed with the Stockholder that, if at any time prior to July 31, 2010, the conditions to the Offer relating to the approvals of Governmental Authorities, certain third parties and the Pensions Regulator have not been satisfied, Purchaser will extend the period of time during which the Offer remains open for period(s) of time to be determined by Purchaser in its sole discretion, subject to and in accordance with applicable law. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. See Section 4 of this Offer to Purchase for a description of withdrawal rights. There can be no assurance that Purchaser will exercise its right to extend the Offer. Subject to the applicable rules of the SEC and the terms of the Offer, Purchaser also expressly reserves the right to delay payment for Shares in order to comply with applicable laws.

Purchaser may elect, in its sole discretion, to provide a subsequent offering period of at least three business days (the “Subsequent Offering Period”). For purposes of the Offer, a “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. Purchaser will announce its intention to provide a Subsequent Offering Period in accordance with applicable rules, regulations and interpretations of the SEC. Any decision to provide a Subsequent Offering Period, and the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period, will be announced no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. There will be no withdrawal rights during the Subsequent Offering Period; any Shares tendered will immediately be accepted and promptly paid for. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment) must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act), which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or Public Relations Newswire (or such other media outlet or outlets as it deems prudent).

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of or information concerning the Offer, other than a change in price or a change in the percentage of Shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

If, during the Offering Period, Purchaser decreases the number of Shares sought pursuant to the Offer or the Offer Price, that decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the Offer will be extended until the expiration of that ten-business day period.

Purchaser reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of the conditions to the Offer. In the event that Purchaser waives any condition set forth in Section 13 of this Offer to Purchase, the SEC or its staff may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning the waiver.

We are making a request to the Company for its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal, the Deed of Transfer and other relevant materials will be mailed by Purchaser to record holders of the Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Shares.

2. Acceptance for Payment and Payment for the Shares.

On the terms and subject to the conditions of the Offer (including the conditions set forth in Section 13 of this Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in Section 4 of this Offer to Purchase) as promptly as possible after the Expiration Date. Any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of Purchaser. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for any Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE OFFER PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN

PAYING FOR SHARES. In all cases, payment for any Shares, other than Dutch Registered Shares, accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (the “Share Certificates”) (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. In all cases, payment for Dutch Registered Shares will be made after you have submitted a Deed of Transfer, properly completed and executed (together with any share certificates issued for such Dutch Registered Shares and any other documents required by the Deed of Transfer), to the Depositary stating that you wish to tender and transfer your Dutch Registered Shares to us. The Depositary will then distribute to each person who has tendered and transferred Dutch Registered Shares pursuant to the Offer an amount equal to the Offer Price multiplied by the number of validly tendered and transferred Dutch Registered Shares by making a payment into the bank account as designated by the tendering stockholder in the Deed of Transfer. The price paid to any holder of Shares pursuant to the Offer will be the highest price per Share paid to any other holder of Shares pursuant to the Offer.

Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to pay for Shares will be satisfied and tendering stockholders must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance of their Shares pursuant to the Offer. If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary nevertheless may retain, subject to applicable SEC rules, tendered Shares on behalf of Purchaser and those Shares may not be withdrawn, except to the extent the tendering stockholder properly exercises withdrawal rights as described in Section 4 of this Offer to Purchase.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3 of this Offer to Purchase, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Accepting the Offer and Tendering Shares.

Valid Tender. To tender Shares, other than Dutch Registered Shares, pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and any other required documents must be received by the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, at its address set forth on the back cover of this Offer to Purchase or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

To tender Dutch Registered Shares pursuant to the Offer, a Deed of Transfer, properly completed and duly executed in accordance with the instructions of the Deed of Transfer, together with any certificates for such Dutch Registered Shares to be tendered, and any other required documents must be received by the Depositary prior to the Expiration Date, or the expiration of any Subsequent Offering Period, at its address set forth on the back cover of this Offer to Purchase.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

THE METHOD OF DELIVERY OF ANY SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY IS NOT AVAILABLE FOR DUTCH REGISTERED SHARES.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate share powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates of the Shares, with the signatures on the certificates or share powers guaranteed as described above. See Instruction 5 of the Letter of Transmittal.

Guaranteed Delivery. A stockholder who desires to tender Shares, other than Dutch Registered Shares, pursuant to the Offer and whose Share Certificates are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, may tender such Shares by following all of the procedures set forth below:

(i)	the tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period; and

(iii)	the Share Certificates for all tendered Shares, other than Dutch Registered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

GUARANTEED DELIVERY IS NOT AVAILABLE FOR DUTCH REGISTERED SHARES.

In all cases, Shares will not be deemed validly tendered unless (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) (ii) in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, or (iii) in the case of Dutch Registered Shares, a properly completed and duly executed Deed of Transfer is received by the Depositary.

Other Requirements. Notwithstanding any provision of this Offer to Purchase, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2 of this Offer to Purchase.

Tender Constitutes an Agreement. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the right of withdrawal.

Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, and other Shares or other securities issued or issuable in respect of such Shares on or after the acceptance by Purchaser of the Shares pursuant to the Offer (the “Acceptance Time”) (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable (as of the Acceptance Time) and will be deemed granted in consideration of the acceptance for payment by Purchaser of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will be empowered to exercise all voting and other rights of such stockholder with respect to such Shares (and any and all Distributions) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Purchaser depositing the payment for such Shares with the Depositary, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding.

Backup Withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and unless they are foreign stockholders, the Substitute Form W-9 included as part of the Letter of Transmittal. Foreign stockholders should complete and sign the main signature form and a Form W-8BEN (Certificate of Foreign Status) or such other Form W-8 as applicable to such foreign stockholder, copies of which may be obtained from the Depositary. Stockholders who do not properly complete and sign a Substitute Form W-9, Form W-8BEN or other applicable Form W-8 may be subject to U.S. backup withholding tax at a rate of 28%. See Instruction 8 to the Letter of Transmittal and “Information Reporting and Backup Withholding” in Section 5 of this Offer to Purchase for further information regarding backup withholding.

4. Rights of Withdrawal.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 19, 2010, unless theretofore accepted for payment as provided in this Offer to Purchase, or at such later time as may apply if the Offer is extended beyond that date.

For a withdrawal of Shares, other than Dutch Registered Shares, to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If Share Certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular Share Certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such Share Certificates.

For a withdrawal of Dutch Registered Shares to be effective, holders of Dutch Registered Shares should notify the Depositary prior to the Expiration Date, whereupon the Deed of Transfer will be returned by the Depositary to the relevant stockholder.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period.

If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, but such Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be an extension of the Offer to the extent required by law.

5. Certain Tax Consequences of the Offer.

CERTAIN NETHERLANDS TAX CONSEQUENCES

General. The information set out below is a general summary of the material Dutch tax consequences in connection with the tender of the Shares. The summary does not purport to be a comprehensive description of all the Dutch tax considerations that may be relevant for a particular holder of Shares, who may be subject to special tax treatment under any applicable law and this summary is not intended to be applicable in respect of all categories of holders of Shares.

The summary is based upon the tax laws of The Netherlands as in effect on the date of this Offer to Purchase, as well as regulations, rulings and decisions of The Netherlands and its taxing and other authorities available on or before such date and now in effect. All of the foregoing is subject to change, which could apply retroactively and could affect the continuing validity of this summary. As this is a general summary, we recommend that investors or stockholders consult with their own tax advisers as to the Dutch or other tax consequences of the acquisition, ownership and transfer of the Shares, including, in particular, the application to their particular situations of the tax considerations discussed below.

The following summary does not address the tax consequences arising in any jurisdiction other than The Netherlands in connection with the transfer of Shares.

This summary description of taxation in The Netherlands is not intended for you if you are:

•	a holder of Shares who is treated as a resident of The Netherlands for Dutch tax purposes;

•

a holder of the Shares and you are an individual and the income or capital gains derived from the Shares are attributable to employment activities the income from which is taxable in The Netherlands; or

•	a holder of the Shares and you hold a substantial interest or deemed substantial interest in the Company (as defined below).

Generally speaking, an individual holding Shares has a substantial interest (“Substantial Interest”) in the Company if (a) such individual, either alone or together with his partner, directly or indirectly has, or (b) certain relatives of such individual or his partner, directly or indirectly have, (i) the ownership of, a right to acquire the ownership of, or certain rights over shares representing 5 per cent or more of either the total issued and outstanding capital of the Company or the issued and outstanding capital of any class of Shares of the Company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 per cent or more of either the annual profit or the liquidation proceeds of the Company. Also, an individual holding shares generally has a Substantial Interest in the Company if his partner has, or if certain relatives of the individual or his partner have, a deemed Substantial Interest in the Company. Generally, an individual holding Shares, or his partner or relevant relative, has a deemed Substantial Interest in the Company if either (a) such person or his predecessor has disposed of or is deemed to have disposed of all or part of a Substantial Interest or (b) such person has transferred an enterprise in exchange for shares in the Company, on a non-recognition basis.

Generally speaking, an entity holding Shares has a Substantial Interest in the Company if such entity, directly or indirectly has (i) the ownership of, a right to acquire the ownership of, or certain rights over shares representing 5 per cent or more of either the total issued and outstanding capital of the Company or the issued and outstanding capital of any class of shares of the Company, or (ii) the ownership of, or certain rights over, profit participating certificates (winstbewijzen) that relate to 5 per cent or more of either the annual profit or the liquidation proceeds of the Company. Generally, an entity holding Shares has a deemed Substantial Interest in the Company if such entity has disposed of or is deemed to have disposed of all or part of a Substantial Interest on a non-recognition basis.

For the purpose of this summary, the term entity means a corporation as well as any other person that is taxable as a corporation for Dutch corporate tax purposes.

Taxes on Income and Capital Gains for Non-Residents of The Netherlands (Including, but Not Limited to, U.S. Stockholders). A holder of Shares who is not, is not deemed to be, and—in case the holder is an individual—has not elected to be treated as, resident in The Netherlands for the relevant tax purposes will not be subject to taxation on income or a capital gain derived from a disposal of Shares unless:

(i)	the income or capital gain is attributable to an enterprise or part thereof from which the holder derives profits other than by way of the holding of securities and which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands, unless the holder is an entity for which the income or capital gains derived in respect of the Shares are exempt under the participation exemption (as set out in the Dutch Corporate Income Tax Act 1969); or

(ii)	the holder is an individual and the income or capital gain qualifies as income from miscellaneous activities (belastbaar resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act (Wet inkomstenbelasting 2001), including, without limitation, activities that exceed normal, active asset management (normaal, actief vermogensbeheer).

Value-Added Tax. There is no Dutch value-added tax payable in respect of payments in consideration for the sale of Shares.

Other Taxes and Duties. There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty other than court fees payable in The Netherlands by a holder of Shares in respect of or in connection with the transfer or delivery of the Shares.

Residence. A holder of Shares will not become or be deemed to become a resident of The Netherlands solely by reason of disposing of the Shares.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. tax penalties, and was written to support the “promotion or marketing” (within the meaning of Internal Revenue Service (“IRS”) Circular 230) of the Offer. Each stockholder should seek advice based on its particular circumstances from an independent tax advisor.

The following summary describes certain U.S. federal income tax consequences that may be relevant to the exchange of Shares for cash by U.S. Holders (as defined below) pursuant to the Offer, as well as certain information reporting and backup withholding rules that may be relevant to U.S. Holders and other stockholders. This summary addresses U.S. federal income tax considerations for U.S. Holders only in the case of U.S. Holders that hold their Shares as capital assets (generally, assets held for investment) for U.S. federal income tax purposes. This description does not address state, local and non-U.S. tax considerations that may be applicable to U.S. Holders and does not address all of the tax considerations applicable to U.S. Holders that may be subject to special tax rules, including: financial institutions; insurance companies; real estate investment trusts or regulated investment companies; dealers or traders in securities or currencies; tax-exempt entities; persons that hold Shares as part of a hedging or conversion transaction or as a position in a straddle for U.S. federal income tax purposes; persons that have a functional currency other than the U.S. dollar; persons that received their Shares in connection with the performance of services for the Company or any of its subsidiaries or affiliates; any U.S. Holder that owns (directly, indirectly or constructively) 10% or more of the voting shares of the Company; or U.S. Holders that are or become liable for the alternative minimum tax.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. U.S. federal tax laws and the interpretation thereof are subject to change, which change could apply retroactively and could affect the tax consequences described below.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if both a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the activities and status of the partners. A partnership tendering Shares pursuant to the Offer should consult its tax advisors about the consequences to its partners of tendering the Shares.

This description is not intended to constitute a complete analysis of all tax consequences relating to the exchange of Shares for cash pursuant to the Offer. U.S. Holders should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of such an exchange in their particular circumstances.

Receipt of Cash in Exchange for Shares. A U.S. Holder’s receipt of cash in exchange for Shares tendered pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in the Offer and that U.S. Holder’s adjusted tax basis in the Shares tendered. Any such gain or loss will be a long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time the Shares are exchanged for cash pursuant to the Offer. For a non-corporate U.S. Holder, the tax rate for such long-term capital gain generally will be 15%, assuming the exchange of cash for Shares tendered in the Offer takes place prior to the end of 2010. Corporate U.S. Holders are not eligible for this reduced rate of tax on long-term capital gains. If a U.S. Holder has owned Shares for one year or less at the time such Shares are exchanged for cash pursuant to the Offer, then any gain or loss recognized by the U.S. Holder will be short-term capital gain or loss. Any short-term capital gain recognized will be subject to tax at ordinary income tax rates. The deductibility of both long-term and short-term capital losses recognized by a U.S. Holder is subject to limitations. If a U.S. Holder owns different blocks of Shares acquired at different times for different prices, then all of the rules just described will apply separately to each block of Shares tendered pursuant to the Offer.

Any gain or loss recognized by a U.S. Holder receiving cash in exchange for Shares tendered pursuant to the Offer generally will be U.S. source gain or loss for foreign tax credit purposes.

The foregoing discussion assumes that the Company is not currently, and has not been during the holding period of any U.S. Holder tendering Shares pursuant to the Offer, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. The test for determining whether the Company is or has been a PFIC is applied annually and is based upon the composition of the Company’s and its affiliates’ income and assets for each taxable year. In general, a corporation organized or incorporated outside the United States is a PFIC in any taxable year in which, after taking into account the income and assets of certain subsidiaries, either (i) at least 75.0% of its gross income is classified as “passive income” or (ii) at least 50.0% of the average quarterly value attributable to its assets produce or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. If the Company were a PFIC in the current taxable year or in any prior taxable year during which a U.S. Holder held Shares, then such U.S. Holder generally would be subject to adverse tax consequences with respect to gain recognized on any current or future sale or exchange of such Shares, including an exchange of such Shares for cash pursuant to the Offer. Such adverse consequences generally would include treatment of such gain as ordinary income and imposition of a special “interest charge” on the tax on such income. Certain elections might be available to U.S. Holders that would alter these consequences. U.S. Holders should consult their own tax advisors concerning whether the Company is or has been a PFIC for any taxable year during which the U.S. Holder has owned Shares and the tax consequences of tendering Shares pursuant to the Offer if that is the case.

In the event a U.S. Holder disposes of Shares pursuant to Ordinary Squeeze-Out Proceedings or Takeover Squeeze-Out Proceedings following completion of the Offer, the U.S. federal income tax consequences of such disposition to the U.S. Holder would generally be the same as described above. U.S. Holders should consult their own tax advisors concerning the tax consequences to them of such dispositions (including, in the case of a non-corporate U.S. Holder, the increase provided for under current law in the tax rate on long-term capital gains for transactions occurring after 2010).

Information Reporting Requirements and Backup Withholding. Information returns may be filed with the IRS in connection with the proceeds from the tender of Shares by a stockholder pursuant to the Offer, unless such stockholder establishes an exemption from the information reporting rules. Certain stockholders (including corporations and certain non-U.S. persons) are generally exempt from backup withholding. In the event that a stockholder does not establish an exemption from these rules, such stockholder may be subject to backup withholding at a rate of 28% on payments for Shares tendered pursuant to the Offer, if such stockholder fails to provide a taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is timely furnished to the U.S. Internal Revenue Service. See Instruction 8 to the Letter of Transmittal for further information regarding backup withholding.

The foregoing tax discussion is a general description of certain expected U.S. federal income tax consequences under current law. Holders should consult their own advisors regarding the tax consequences of tendering Shares pursuant to the Offer.

6. Price Range of the Shares; Dividends.

The Shares are listed and traded on the NYSE under the symbol “HOO.” According to the Company’s interim financial statements on form 6-K filed with the SEC on February 10, 2010, as of December 31, 2009, 30,581,343 Shares were issued and outstanding. The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share on the NYSE based on public sources:

	Sales Price
	High	Low
Calendar Year
2008:
First Quarter (from initial public offering on Jan. 28, 2008)	$12.22	$11.09
Second Quarter	$14.30	$9.95
Third Quarter	$13.02	$9.00
Fourth Quarter	$10.68	$3.89
2009:
First Quarter	$4.73	$2.12
Second Quarter	$4.00	$2.69
Third Quarter	$6.68	$3.62
Fourth Quarter	$6.23	$4.88
2010:
First Quarter	$7.29	$5.41
Second Quarter (through May 20, 2010)	$7.68	$6.55

On March 1, 2010, the day Purchaser first presented its proposed offer to the Company’s board of directors, the reported closing price on the NYSE was US$5.62 per Share. On April 23, 2010, the last full trading day prior to the public announcement of the terms of the Offer, the reported closing price on the NYSE was US$7.61 per Share. On May 20, 2010, the last full trading day prior to commencement of the Offer, the reported closing price on the NYSE was US$6.55 per Share. The Offer Price represents a premium in terms of the 3-month (5.7%), 6-month (12.5%) and 12-month (33.8%) historical VWAPs calculated as of April 23, 2010, the last full trading day before the execution of the Tender Offer and Stockholder Support Agreement and the announcement of the proposed Offer. Stockholders are urged to obtain a current market quotation for the Shares.

According to the Company’s filings with the SEC, prior to the third quarter of 2008, the Company had never declared or paid cash dividends on the Shares. During the third quarter of 2008, the Company paid a dividend of US$0.18 per Share. During the third quarter of 2009, the Company paid a dividend of US$0.09 per Share. The Company has not paid any dividends since.

7.	Possible Effects of the Offer on the Market for the Shares; Share Listing; Margin Regulations and Exchange Act Registration.

Market for the Shares. Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58.4% of the issued and outstanding Shares (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009). The purchase by Purchaser of such Shares and any additional Shares tendered pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. As majority stockholder, Purchaser currently intends to, subject to and in accordance with applicable laws, cause the Company’s board of directors to call a meeting of the Company’s stockholders with a view to replacing or appointing additional members of the Company’s board of directors. In addition, as discussed below, Purchaser intends to, subject to and in accordance with applicable laws, cause the Company to (1) delist the Shares from the NYSE, (2) suspend the Company’s obligation to file reports under the Exchange Act, pending termination of registration of the Shares under the Exchange Act and (3) terminate the registration of the Shares under the Exchange Act.

Share Listing. The Shares are listed on the NYSE under the symbol “HOO.” After consummation of the Offer and depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. Even if the Shares continue to meet the listing requirements of the NYSE, Purchaser intends to cause the Company to effect the delisting of the Shares from the NYSE. Voluntary delisting is accomplished upon written notice to the NYSE. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, or if the Shares are voluntarily delisted, the market for the Shares could be adversely affected.

Margin Regulations. The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve Board (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Following the completion of the Offer, Purchaser intends to cause the Company to terminate this registration. Such registration may be terminated by the Company upon application to the SEC if (i) the issued and outstanding Shares are not listed on a national securities exchange and (ii) there are fewer than 300 holders of record of such Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions and the reporting obligations under Section 13(d) and the rules relating thereto, no longer applicable to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Company would no longer be required to file periodic reports with the SEC and the Shares would no longer be “margin securities” under the rules of the Federal Reserve Board or eligible for listing on the NYSE.

8. Certain Information Concerning the Company.

The Company. The Company is a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands with its principal executive offices located at Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ, United Kingdom (telephone number 44 1306 746 080).

The Company, incorporated in April 2000 as a wholly-owned subsidiary of BHL, invests in and operates water and wastewater facilities worldwide. The company operates internationally in eight countries: the United Kingdom, China, South Africa, Chile, Indonesia, Panama, Antigua and The Philippines. In a typical water project, the Company collects raw water from surface and groundwater sources, treats the water to meet the required quality standards and then supplies the treated water through a distribution network to its customers’ premises. In a typical wastewater project, the Company collects the wastewater from its customers’ premises, treats the wastewater to meet the required standards and returns the treated water to the environment. The Company provides these services under long-term contracts or licenses that typically give the Company the exclusive right to provide its services within a defined territory. The Company’s customers are predominantly homes and businesses representing a total population of approximately 4.7 million.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, DC 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference to those documents and records. Although Purchaser and Parent have no knowledge that would indicate that any statements contained in this Offer to Purchase based on those documents and records are untrue, neither Parent nor Purchaser can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

Financial Projections. In connection with our due diligence review of the Company, certain non-public financial projections prepared by the Company’s management were made available to us in late 2009. A summary of these projections is set forth below.

We understand that the Company’s financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s periodic reports. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

Further, in its third quarter earnings release, made on February 10, 2010, the Company announced that with regard to the guidance for the year ending March 31, 2010, it expected EPS of approximately US$0.76, with revenue and EBITDA expected close to the initial guidance levels of US$174 million and US$63 million respectively.

We understand that the financial projections were prepared by the Company solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles or “GAAP,” the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, the Company’s management. To our knowledge, neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of the Company, the Stockholder, Purchaser, Parent or their affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of the Company, the Stockholder, Purchaser, Parent or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of the Company, the Stockholder, Purchaser or Parent intend to make publicly available any update or other revisions to the projections, except as required by law. None of the Company, the Stockholder, Purchaser, Parent or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that forecasted results will be achieved. Neither the Company nor the Stockholder has made any representation to us, in the Tender Offer and Stockholder Support Agreement or otherwise, concerning the projections. Furthermore, none of the Company, the Stockholder, Purchaser, Parent and any of their respective affiliates or representatives makes any representation to any other person regarding the projections. The projections are not being included in this Offer to Purchase to influence a stockholder’s decision whether to tender his or her Shares in the Offer, but merely because the projections were made available to Purchaser in the course of its due diligence.

Financial Projections – Income Statement

YE March (US$m)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast
Total turnover	163.4	173.1	189.7	202.8	213.6
Total operating expenses	(104.3)	(113.1)	(121.1)	(127.1)	(131.5)
EBITDA	59.1	59.9	68.6	75.7	82.1
EBIT	36.8	35.5	40.1	45.1	51.6
Profit before tax	33.1	27.3	27.9	32.8	40.0
Net profit	17.8	22.1	18.9	22.4	27.3

9. Certain Information Concerning Parent and Purchaser.

Parent is a public company limited by shares, incorporated under the laws of Singapore and listed on the main board of the Singapore Exchange, with its principal executive offices at 30 Hill Street #05-04, Singapore 179360. The telephone number of Parent at such location is 65 6723 3113. Parent, a leading utilities and marine group, provides centralized utilities, energy and water to industrial and other customers in Singapore, the United Kingdom, Asia and the Middle East. It is a global leader in marine and offshore engineering and also a provider of environmental and industrial park management services in the region. The common shares, no par value, of Parent are listed for trading on the main board of the Singapore Exchange.

Purchaser is a private company limited by shares, incorporated under the laws of Singapore. The principal executive offices of Purchaser are located at 30 Hill Street #05-04, Singapore 179360. The telephone number of Purchaser at such location is 65 6723 3113. Purchaser is a wholly-owned subsidiary of Parent. Purchaser provides energy, water and on-site logistics and services to customers including companies in energy intensive industry clusters. It operates in Singapore, the United Kingdom, China, Vietnam, the United Arab Emirates and Oman.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase. Neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed on Schedule A to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as otherwise described in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A to this Offer to Purchase, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. Neither Parent nor Purchaser has purchased any Shares during the past two years.

Except as otherwise described in this Offer to Purchase, neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed in Schedule A to this Offer to Purchase, has any contract, agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the last two years neither Parent nor Purchaser nor, to the best of their knowledge, any of the persons listed on Schedule A to this Offer to Purchase has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the last two years there have been no negotiations, transactions or material contacts between any of Parent or Purchaser or any of their respective subsidiaries nor, to the best knowledge of such corporations, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

10.	Background of the Offer; Other Transactions; the Tender Offer and Stockholder Support Agreement and Related Agreements.

Background of the Offer. For purposes of this Section 10, references to “Sembcorp” unless otherwise specified are to Sembcorp Industries Ltd. and its subsidiaries, including Sembcorp Utilities Pte Ltd. and reference to “Biwater” unless otherwise specified are to Biwater Holdings Limited and its subsidiaries, including Biwater Investments Ltd, but excluding the Company and its subsidiaries.

Sembcorp has been generally familiar with the Company, Biwater and their respective business activities for some time. In particular, various Sembcorp personnel have, from time to time, had contact in a business setting with officers and employees of Biwater.

In August 2008, Sembcorp became aware of Biwater’s proposed sale of its Shares and that a sale process was being coordinated by the Global Banking and Markets division of HSBC Bank plc (“HSBC Advisory”), Biwater’s financial advisor. Sembcorp was interested in participating in the sale process and contacted HSBC Advisory directly.

On August 22, 2008, Sembcorp and Biwater signed a mutual non-disclosure agreement (“NDA”) and on August 26, 2008, HSBC Advisory sent Sembcorp an Information Memorandum and Sale Process Letter.

On September 15, 2008, Sembcorp submitted to HSBC Advisory an indicative non-binding offer to purchase Biwater’s Shares at US$10.65 per Share, which was the closing price on September 12, 2008. The non-binding offer was subject to various conditions, including, among other things, the satisfactory outcome of due diligence, and the finalization and execution of formal documentation on terms satisfactory to, and acceptable by, Sembcorp’s management, board of directors and shareholders.

On September 24, 2008, HSBC Advisory verbally informed Sembcorp that it was not selected to participate in the second stage of the sale process.

On September 30, 2008, HSBC Advisory sent an email requesting that Sembcorp destroy all information previously provided to it in connection with the sale process pursuant to the terms of the NDA, since Sembcorp was not asked to participate in the second stage of the sale process.

On April 30, 2009, during a scheduled visit to its offices in the U.K., principals of Sembcorp took the opportunity to meet with principals of Biwater to discuss and exchange views on the industry and possible collaboration opportunities.

On September 1, 2009, HSBC Advisory contacted Sembcorp to inform it that Biwater was re-initiating the previously postponed sale process to sell its Shares and to see if Sembcorp was interested in participating in the process. Sembcorp expressed an interest in participating in the sale process and on September 11, 2009, HSBC Advisory sent an updated Information Memorandum to Sembcorp.

On September 19, 2009, HSBC Advisory sent an email to Sembcorp attaching a letter dated September 18, 2009, detailing the sale process. Based on the timeline provided, the deadline for the submission of non-binding offers was October 12, 2009, however the letter provided that if Sembcorp submitted a firm offer acceptable to Biwater by October 5, 2009, Biwater would work together in good faith with Sembcorp to consummate a transaction within a short time period.

Sembcorp determined that it was not able to submit a firm offer by October 5, 2009, and so on September 25, 2009, Sembcorp informed HSBC Advisory that it would follow the official process and would submit a non-binding offer by October 12, 2009.

On September 25, 2009, a representative of Biwater sent an email to a representative of Sembcorp, providing (i) a draft agreement between Biwater and Sembcorp pursuant to which (a) the parties would enter into a strategic relationship, (b) Biwater would sell its Shares in the Company to Sembcorp and (c) Biwater would sell to Sembcorp a 49% interest in certain subsidiaries and (ii) a draft purchase agreement with regard to Biwater’s proposed sale of its Shares. There were no subsequent discussions on either of these agreements.

On October 1 and 2, 2009, representatives of Biwater, together with HSBC Advisory, met with representatives of Sembcorp in Singapore. During the meetings, Biwater provided an overview of the Company’s businesses and assets as well as the rationale behind the Company’s incorporation in The Netherlands, listing on the NYSE and Biwater’s sale of its Shares.

On October 12, 2009, Sembcorp submitted an indicative non-binding offer (the “Non-Binding Offer”) to HSBC Advisory and Biwater. The Non-Binding Offer indicated that Sembcorp would be interested in acquiring Biwater’s Shares at a price range of US$6.25 to US$7.00 per Share. The closing price on Friday, October 9, 2009, the last full trading day prior to Sembcorp’s submission of the Non-Binding Offer, was US$5.92. In addition, the price range offered by Sembcorp in its Non-Binding Offer represented a premium in terms of the 3-month (US$5.06), 6-month (US$4.45) and 12-month (US$4.43) historical VWAPs calculated as of October 9, 2009. The Non-Binding Offer was subject to Sembcorp acquiring all of the remaining Shares not held by Biwater, and other conditions, including, among other things, the satisfactory outcome of due diligence, and the finalization and execution of formal documentation on terms satisfactory to, and acceptable by, Sembcorp’s management, board of directors and shareholders.

During the period from October 13 to 16, 2009, HSBC Advisory and Biwater contacted Sembcorp on a number of occasions to discuss certain clarifications relating to Sembcorp’s Non-Binding Offer.

On October 21, 2009, Sembcorp received an email from HSBC Advisory attaching a letter dated October 20, 2009, admitting Sembcorp into the next stage of sale process.

On October 28, 2009, Sembcorp informed Biwater and HSBC Advisory that it had engaged Credit Suisse (Singapore) Limited (“Credit Suisse”) as its financial advisor. Credit Suisse proceeded to contact HSBC Advisory and commenced discussions with HSBC Advisory on a revised NDA (the “Revised NDA”). HSBC Advisory and Credit Suisse had various discussions to negotiate the Revised NDA and during those discussions,

HSBC Advisory informed Credit Suisse that the Company was willing to cooperate with Biwater in providing due diligence to bidders in the sale process and had formed a special committee of the board of directors to assist in that regard.

On November 9, 2009, Sembcorp and Biwater executed the Revised NDA.

On November 10, 2009, Sembcorp received a sale process letter from HSBC Advisory, requesting that Sembcorp’s final and binding offer be submitted by December 14, 2009. The process letter indicated that Sembcorp would be provided an opportunity to meet with, and ask questions of, selected members of the Company’s management. A draft of the purchase agreement relating to the transaction was also provided. This draft was subsequently abandoned due to Sembcorp’s desire to acquire all of the Shares outstanding (including Biwater’s Shares) through a tender offer.

In November 2009, Sembcorp retained Clifford Chance LLP as its outside legal counsel, and began conducting a customary due diligence review of the Company. On November 30, 2009, Sembcorp had meetings in the U.K. with Biwater and the Company’s management as part of its due diligence review process. Sembcorp also visited certain of the Company’s facilities in the U.K., Indonesia and China, and met with local management teams of the Company in those countries.

On December 14, 2009, Sembcorp submitted a conditional offer (the “Conditional Offer”) to HSBC Advisory and Biwater. The Conditional Offer indicated an offer price of US$6.50 to US$7.00 per Share for the potential acquisition of all of the issued and outstanding Shares. The closing price on Friday, December 11, 2009, the last full trading day prior to Sembcorp’s submission of the Conditional Offer, was US$5.66. In addition, the price range offered by Sembcorp represented a premium in terms of the 3-month (US$5.84), 6-month (US$4.92) and 12-month (US$4.38) historical VWAPs calculated as of December 11, 2009. The Conditional Offer was subject to certain conditions, including, among other things, the granting of an exclusivity period until January 31, 2010, the satisfactory outcome of due diligence and the finalization and execution of formal transaction documentation on terms satisfactory to, and acceptable by, Sembcorp’s management, board of directors and shareholders. Sembcorp also indicated its preferred transaction structure was a tender offer conditioned on, among other things, an irrevocable undertaking from Biwater to tender its Shares and a recommendation from the Company’s board of directors, so as to maximize the likelihood that Sembcorp would be able to acquire 100% of the Company.

On December 23, 2009, Sembcorp received a letter from HSBC Advisory confirming that Biwater was prepared to grant Sembcorp exclusivity until January 31, 2010, was willing to assist Purchaser in completing its remaining due diligence and was willing to work together with Sembcorp to determine a suitable approach in order to procure a recommendation from the Company’s board of directors.

During the period of January and February 2010, Sembcorp engaged Ernst & Young Solutions LLP (“E&Y”) as its accounting and tax adviser and continued its due diligence review. Sembcorp and its consultants continued to visit certain of the Company’s facilities in China, South Africa and Chile.

On February 3, 2010, Biwater and Sembcorp signed an exclusivity letter (the “February 3 Exclusivity Letter”), granting Sembcorp exclusivity until March 7, 2010 (the “Exclusivity Period”), and providing for a break-fee of US$1,000,000 payable by Biwater in the event that (i) Sembcorp submitted a firm offer, on terms and conditions set forth in the exclusivity letter, before the end of the Exclusivity Period and (ii) within two weeks from Biwater’s receipt of the firm offer, Biwater did not accept the firm offer by entering into or offering to enter into a binding agreement with Sembcorp in which Biwater would irrevocably undertake to tender its Shares pursuant to the terms of a tender offer for Shares by Sembcorp. In addition, the exclusivity letter provided that Biwater would provide reasonable assistance to Sembcorp during the Exclusivity Period in its pursuit of a recommendation from the Company’s board of directors, and would procure that, subject to their fiduciary duties, Larry Magor and Adrian White, in their capacity as directors of the Company, support the firm offer.

On February 17, 2010, representatives of Sembcorp, Credit Suisse and E&Y had a teleconference call with HSBC Advisory and certain members of the Company’s senior management to clarify certain issues arising from Sembcorp’s due diligence review.

On February 23, 2010, representatives of Sembcorp, Credit Suisse and HSBC Advisory had a further call with a member of the Company’s senior management to discuss and clarify certain issues arising from Sembcorp’s due diligence review.

On March 1, 2010, representatives of Sembcorp and Credit Suisse met with the Company’s board of directors and Biwater’s board of directors (via video conference and teleconference) and presented Sembcorp’s intention to enter into discussions regarding a firm offer that would entail Sembcorp making a tender offer to acquire all the issued and outstanding Shares at a price somewhere in the range of US$6.50 to US$7.00 per Share. The closing price on Friday, February 26, 2010, the last full trading day prior to Sembcorp’s presentation of its proposed offer to the Company’s board of directors, was US$5.70. In addition, the proposed price range represented a premium in terms of the 3-month (US$5.72), 6-month (US$5.79) and 12-month (US$4.65) historical VWAPs calculated as of February 26, 2010. Sembcorp proposed that the tender offer be subject to certain conditions, including, among other things, Biwater providing an irrevocable undertaking to tender its Shares in the tender offer and the Company’s board of directors recommending the tender offer. Sembcorp also proposed that the tender offer be subject to a minimum condition of 80% of the issued and outstanding Shares being validly tendered and not withdrawn. At that meeting, the Company’s board of directors asked Sembcorp a few questions to clarify Sembcorp’s proposed offer. Shortly after the meeting, Sembcorp was informed by representatives of Biwater that the special committee of the Company’s board of directors had indicated that they would not be able to recommend a tender offer based on the above terms as they were of the view that the price was not adequate. On the same day, Sembcorp also had discussions with the Company’s management to further clarify certain outstanding due diligence questions.

On March 2, 2010, representatives of Sembcorp had a meeting with representatives of Biwater and Biwater’s tax advisor, PricewaterhouseCoopers, to understand the Biwater group losses position in relation to the group tax relief arrangements between certain Biwater group entities and certain group entities of the Company. Representatives of Sembcorp also had a meeting with representatives of Biwater, the trustees of the Water Company Scheme (the “Trustees”) and the Trustees’ legal advisor to obtain their concurrence for the submission of an application to the Pensions Regulator for the separation of Biwater’s and the Company’s pension schemes. Representatives of Sembcorp and Credit Suisse also had a discussion with representatives of Biwater and HSBC Advisory to discuss next steps in connection with the proposed transaction, including the completion of Sembcorp’s outstanding due diligence and a suggestion that Sembcorp should consider proposing a fixed offer price per Share rather than a range of per Share offer prices in a written offer to the Company’s board of directors.

On March 7, 2010, Sembcorp submitted a letter to the Company’s board of directors and Biwater’s board of directors that contained a firm offer by Sembcorp to make a tender offer to acquire all the issued and outstanding Shares at a fixed price of US$6.75 per share (the “Firm Offer”). The closing price on Friday, March 5, 2010, the last full trading day prior to Sembcorp’s submission of the Firm Offer, was US$6.00. In addition, the Firm Offer represented a premium in terms of the 3-month (US$5.75), 6-month (US$5.81) and 12-month (US$4.72) historical VWAPs calculated as of March 5, 2010. The Firm Offer was subject to certain conditions, including, among other things, that Biwater provide an irrevocable undertaking to tender its Shares in the tender offer and that the Company’s board of directors recommend the tender offer. The Firm Offer further provided that the tender offer was to be subject to a minimum condition of 80% of the issued and outstanding Shares being validly tendered and not withdrawn. The letter also requested that the Exclusivity Period be extended to March 31, 2010.

On March 11, 2010, the Company’s special committee, which was comprised of Charles Auster, Willy Biewinga, Mitchell Sonkin, the three independent directors of the Company, sent a letter (the “March 11 Letter”) to Sembcorp in response to its Firm Offer. The special committee did not include then-director Michael Wager and now a consultant to the Company with what is understood to be an approximately US$2,250,000 compensation package, who was up until May 2010, a member of Squire Sanders & Dempsey LLP, the Company’s primary outside legal counsel, which is representing the Company and the special committee in connection with the proposed transaction. The March 11 Letter did not say that the Company had obtained independent financial or legal advice in connection with their review of Sembcorp’s offer at that time. The first time Sembcorp became aware that the special committee had retained a financial advisor was on April 30, 2010, when in connection with a press release issued by the Company announcing the Litigation, it stated “[w]e have retained Janney Montgomery Scott LLC.” The full text of the March 11 Letter is set forth below:

“March 11, 2010

Tan Cheng Guan

Executive Vice President

Group Business and Strategic Development

Sembcorp Utilities Pte Ltd

30 Hill Street #05-04

Singapore 179360

Re: Project Atlantis

Dear Mr. Guan:

Thank you for your March 1, 2010 presentation and March 7, 2010 letter. We share your view that Cascal’s business is very attractive.

Our Board of Directors and our special committee have considered your letter and we have been requested to provide you with our view of your March 7 letter.

Based on our review of your March 7 letter, we cannot make a recommendation to our Board to support your proposed transaction because we believe the offer described in that letter is inadequate.

Thank you for your interest.

Sincerely,

Charles Auster	Willy Biewinga	Mitchell Sonkin
Director and Member of Special Committee	Director and Member of Special Committee	Director and Member of Special Committee”

The closing price on Wednesday, March 10, 2010, the last full trading day prior to the Company issuing the March 11 Letter, was US$6.00.

On March 12, 2010, Biwater sent a letter to Sembcorp indicating that they would be willing to continue discussions with Sembcorp and the parties executed a revised exclusivity letter extending the Exclusivity Period to March 31, 2010.

Pursuant to the terms of the February 3 Exclusivity Letter, Biwater was required to enter into or offer to enter into an irrevocable undertaking to tender its Shares within two weeks from the date of receipt of the Firm Offer, and accordingly, on March 21, 2010, Biwater sent a signed irrevocable undertaking (the “Irrevocable Undertaking”) to Sembcorp stating that it would be willing to tender its Shares in a tender offer by Sembcorp at a price of US$6.75 per Share, subject to certain conditions, including the 80% Condition. The Irrevocable Undertaking provided that Biwater’s obligations under the Irrevocable Undertaking would lapse if the Company’s board of directors (or an independent committee of the Company’s board of directors) failed to recommend the Firm Offer by midnight (GMT) on March 21, 2010. Neither the Company’s board of directors nor the special committee of the board of directors recommended the Firm Offer by midnight (GMT) on March 21, 2010, and accordingly, Biwater’s obligations under the Irrevocable Undertaking lapsed.

During March 2010, representatives of Sembcorp, Biwater and their respective financial advisors negotiated the offer price within a range of US$6.25 to US$6.75 per Share and the structure of the tender offer and ultimately settled on a two-tiered pricing structure of US$6.40 per Share, subject to an increase to US$6.75 if 80% or more of the Shares were tendered in the Offer.

On March 30, 2010, HSBC Advisory informed Credit Suisse that Biwater’s board of directors had agreed in principle, and subject to an agreement on appropriate documentation, to tender its Shares in a tender offer by Sembcorp at a price of US$6.75 per Share if the 80% Condition was met and a price of US$6.40 per Share if the Minimum Condition, but not the 80% Condition, was met.

On April 1, 2010, Biwater and Sembcorp signed a revised exclusivity letter, extending the Exclusivity Period to April 16, 2010.

Also on April 1, 2010, Credit Suisse sent to HSBC Advisory (i) a draft Tender Offer and Stockholder Support Agreement, pursuant to which Sembcorp would agree to launch a tender offer for all of the issued and outstanding Shares and Biwater would agree to tender its Shares in the Offer. The Tender Offer and Stockholder Support Agreement provided for a price of US$6.75 in the event that the 80% Condition was met, and a price of US$6.40 if the Minimum Condition, but not the 80% Condition was met, (ii) a draft Tax Deed and (iii) a draft Pensions Agreement.

From April 6 to 10, 2010, representatives of Sembcorp and Biwater and their respective legal and financial advisors had numerous teleconferences regarding, and exchanged several further revised drafts of the Tender Offer and Stockholder Support Agreement, and Sembcorp continued its due diligence review of the Company. During that time, in connection with the negotiation of the Tender and Support Agreement, representatives of Sembcorp and Biwater and their respective legal advisors also negotiated the terms of the Tax Deed pursuant to which Biwater would indemnify Sembcorp and the subsidiaries for any losses arising as a result of certain tax sharing arrangements entered into among Biwater and certain of the Company’s subsidiaries. Sembcorp had become aware of these tax sharing arrangement during its due diligence review. In addition, during the due diligence process Sembcorp became aware that Biwater and Cascal shared a combined pension scheme in the U.K. As a result of this finding, in connection with the negotiation of the Tender and Support Agreement, representatives of Sembcorp, Biwater, the Trustees and their respective legal advisors negotiated the terms of a Pensions Agreement which provides for the separation of the two schemes. The parties also discussed the mechanics by which Biwater’s Shares would be tendered in the Offer free and clear of the security interests held by the Commercial Banking division of HSBC Bank plc (as lender to Biwater) (“HSBC Commercial Banking”) and the Trustees over Biwater’s Shares. As a result of these discussions, Sembcorp, Biwater, HSBC Commercial Banking, the Trustees, The Bank of New York Mellon (as escrow agent) and their respective legal advisors negotiated the terms of an Escrow Agreement pursuant to which Biwater’s Shares would be placed into escrow and at the expiration of the Offer, upon the release of the security interests, would be validly tendered and accepted for payment in the Offer. Also during this period representatives of Sembcorp met with a senior manager of the Company to receive an update on certain outstanding due diligence points and to discuss post-transaction matters, including the replacement of services currently provided by Biwater to the Company and staff retention plans. Additional site visits to the Company’s facilities in Chile to assess the impact of the earthquake that struck the Maule Region of Chile on February 27, 2010, were also conducted.

On April 13 and 14, 2010, representatives of Sembcorp and Biwater and their respective legal and financial advisors met in London to discuss the Tender Offer and Stockholder Support Agreement and the Pensions Agreement.

On April 13, 2010, Sembcorp, through Chilean press reports, became aware of an incident that occurred during the month of March 2010, in Chile whereby Bayesa S.A. (“Bayesa”), a subsidiary of the Company, which operates wastewater treatment plants in Chile was alleged to have improperly treated wastewater resulting in a health alert which caused over 25,000 people to have gastrointestinal problems. On April 20, 2010, through various media outlets in Chile, Sembcorp discovered that as a result of the health alert, the Concessionaire of Health Services (Econssa Chile S.A.) was allegedly terminating Bayesa’s contract to run the wastewater plant. As a result of these findings, during the period from April 20 through April 25, 2010, Sembcorp, Biwater and their respective legal and financial advisors had numerous teleconferences regarding, and exchanged several further revised drafts of the Tender Offer and Stockholder Support Agreement incorporating an indemnity provision to cover losses, if any, arising as a result of the recent events concerning Bayesa in Chile.

On April 15, 2010, Biwater and Sembcorp signed a revised exclusivity letter, extending the Exclusivity Period to April 30, 2010.

On April 25, 2010, Sembcorp and Biwater reached an agreement on the indemnity provision and final versions of the Tender Offer and Stockholder Support Agreement, Tax Deed, Pensions Agreement and Escrow Agreement (collectively, the “Transaction Documents”) were circulated to Sembcorp, Biwater, HSBC Commercial Banking, the Trustees, The Bank of New York Mellon and their respective legal advisors for sign-off and execution. Early in the morning on April 26, 2010, the parties executed and delivered the Transaction Documents and immediately thereafter, Sembcorp issued a press release announcing the execution of the Tender Offer and Stockholder Support Agreement. The Tender Offer and Stockholder Support Agreement provides for an Offer Price of US$6.75 per Share in the event the 80% Condition is satisfied and an Offer Price of US$6.40 per Share in the event the Minimum Condition, but not the 80% Condition is satisfied. The closing price on Friday, April 23, 2010, the last full trading day prior to the execution of the Tender Offer and Stockholder Support Agreement, was US$7.61. In addition, the Offer Price of US$6.75 represented a premium in terms of the 3-month (US$6.38), 6-month (US$6.00) and 12-month (US$5.05) historical VWAPs calculated as of April 23, 2010.

On April 26, 2010, the Company issued a press release (the “April 26 Press Release”) in which it stated that its board of directors had determined that the Offer is “inadequate and coercive.” The April 26 Press Release did not indicate that the special committee had obtained any independent legal or financial advice in connection with its consideration of the Offer at that time. In addition, the April 26 Press Release quoted Mr. Wager as Chairman of the special committee. Mr. Wager was not on the special committee when it sent the March 11 Letter to Sembcorp, but by April 26, 2010, had not only become a member of the special committee, but also its Chairman. The April 26 Press Release was filed on behalf of the Company by Squire Sanders & Dempsey LLP, the firm in which Mr. Wager was, at that time, a partner, as the Company’s legal counsel.

On April 30, 2010, Mr. Wager contacted Sembcorp to “discuss issues arising as a result of [Sembcorp’s] announcement regarding its intended tender offer for Cascal common shares.” Mr. Wager indicated that he was advising the Company on these matters and stated that if Sembcorp had any interest in discussing a consensual resolution of these matters, to contact him at Sembcorp’s convenience.

Also on April 30, 2010, the Company commenced the Litigation against Biwater and Sembcorp in the United States District Court for the Southern District of New York seeking to enjoin the Offer, enjoin the further use of confidential information and recover damages. In the action, the Company alleges that the Offer violates U.S. securities laws. The Company alleges that Sembcorp is attempting to purchase Shares when it has material non-public information which it allegedly received pursuant to the Revised NDA. The Company also claims that Sembcorp has violated the Revised NDA directly by making the Offer because the Revised NDA (i) prohibits Sembcorp from dealing in Shares when it has material non-public information and (ii) restricts Sembcorp’s use of the information provided to it “solely” for the purpose of purchasing Biwater’s Shares, not the Shares of others.

As against Biwater, the complaint alleged a breach of Biwater’s Letter Agreement with the Company, dated November 9, 2009 (the “Letter Agreement”) pursuant to which the Company provided Biwater with confidential information. The Company claims that the Letter Agreement prohibits Biwater from consenting to any deal with Sembcorp that is not offered on the “same terms” to all shareholders. The Company alleges that the Offer is not on the “same terms” to all shareholders because, pursuant to the Tender Offer and Stockholder Support Agreement, Biwater is required to tender and not withdraw its Shares in the Offer and by contrast, the Company argues, other shareholders are not restricted in their ability to tender or withdraw their Shares in the Offer.

The Company issued a press release on April 30, 2010 (the “April 30 Press Release”), announcing that it had commenced the Litigation. The April 30 Press Release was also the first time the Company publically indicated that it had retained Janney Montgomery Scott LLC, as its financial advisor.

On May 4, 2010, Biwater submitted to the Pensions Regulator the application for clearance of the separation of Biwater’s and the Company’s pensions schemes upon the consummation of the Offer.

On May 5, 2010, the Company announced that Mr. Wager had resigned from the board of directors and as Chairman of the special committee, in order to act as a consultant to the Company and the special committee in connection with the Offer. We understand from the Stockholder that, on or about that date, the Company and

Mr. Wager entered into a consulting agreement pursuant to which Mr. Wager would receive an annual salary of $900,000 and 200,000 restricted Shares in the Company. Mr. Wager’s compensation was not disclosed in the Company’s press release announcing his Consultancy.

Also on May 5, 2010, representatives of Sembcorp and its legal advisor had a teleconference with Mr. Wager during which time Mr. Wager indicated that the Company would be willing to drop the Litigation against Sembcorp and Biwater in exchange for either (i) an increase in the Offer Price of an unspecified amount or (ii) Sembcorp agreeing to enter into a standstill agreement where Sembcorp would agree to be a passive investor in the Company for a period of twenty-four to forty-eight months following the consummation of the Offer. Sembcorp discussed these proposals internally and determined that both of them were unacceptable, and communicated this to Mr. Wager.

On May 11, 2010, Mr. Wager emailed Sembcorp again to discuss the prospect of a consensual resolution stating that a resolution was possible if the parties remained flexible with regard to price and structure. Sembcorp responded to Mr. Wager indicating that unless he had a proposal materially different from his earlier proposals which were unacceptable, Sembcorp did not believe there was the prospect of a consensual resolution.

Also on May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

Sembcorp filed an opposition to the Company’s motion on May 12, 2010, and later in the day, a hearing was held on the motion before the Honorable Lewis A. Kaplan, United States District Judge. At the end of that hearing, Judge Kaplan scheduled an evidentiary hearing for May 19, 2010. In light of Judge Kaplan’s decision to conduct a hearing in one week, the Company withdrew their request for a temporary restraining order and Sembcorp and Biwater agreed not to commence the Offer before May 21, 2010.

On May 13, 2010, Sembcorp received two emails from Mr. Wager. The first email, addressed to the Group President and CEO of Sembcorp, referenced the Litigation and stated that the “next phases of [the Company’s] defense will be communications to Semcorp (sic) Industries’ Board and shareholders as well as public statements to Sembcorp’s shareholders in Singapore’s financial press” and that “there are business solutions that can spare Semcorp (sic) and Cascal from protracted litigation and continued public exchanges.” Sembcorp responded to Mr. Wager’s email asking him to provide the details of his proposed solutions to Sembcorp’s Executive Vice President, Group Business & Strategic Development. In his second email, Mr. Wager responded with yet another proposal for Sembcorp to change the terms of the Offer to (i) increase the Offer Price, (ii) include ordinary shares of Sembcorp as part of the consideration paid to tendering stockholders and (iii) agree not to delist and deregister the Shares for at least three years and retain at least three of the Company’s directors on the Company’s board of directors following the completion of the Offer. Otherwise, Mr. Wager stated, the “courts in the US and Holland will decide the fate of Cascal and its public shareholders.”

On May 14, 2010, Sembcorp responded to Mr. Wager indicating that since the proposals contained in Mr. Wager’s May 13, 2010 emails were not materially different from those previously proposed by Mr. Wager and subsequently rejected by Sembcorp, these proposals were again unacceptable to Sembcorp and Sembcorp communicated this to Mr. Wager.

We were informed by Biwater that on May 14, 2010, Spigthoff N.V. (“Spigthoff”), Biwater’s Dutch litigation counsel, sent a demand letter (the “Demand Letter”) to the board of directors of the Company, informing them (i) that by their actions in connection with the Litigation, the members of the special committee of the board of directors “are acting in clear breach of their duties towards [the Company] and all its stakeholders, including Biwater” and (ii) that “Biwater intends to take any and all action to hold the members of the Special Committee, and Mr. Wager himself, personally liable in order to obtain compensation for any damage caused.” The Demand Letter also urged the Company’s board of directors “to do everything [they] can to take away [Biwater’s] concerns that [they] will interfere with the transactions, amongst other by confirming that they will refrain from taking any measures which could jeopardize the making of the Tender Offer to all of the shareholders of Cascal, thus enabling them to choose whether to participate in the Tender Offer” and indicated that absent the Company’s board of director’s timely compliance with this request, Biwater would consider initiating inquiry proceedings against the Company before the Enterprise Chamber of the Amsterdam Court of Appeals. The Demand Letter set a deadline of May 18, 2010, for the Company’s response.

We understand from Biwater that on May 18, 2010, Spigthoff received a letter (the “Response Letter”) from Stibbe N.V., the Company’s Dutch litigation counsel, which contained several self-serving and unsubstantiated statements about the bona fides of the members of the special committee of the board of directors of the Company. Additionally, the Response Letter accuses Biwater and Sembcorp of violating certain confidentiality agreements, a charge that was rejected the next day by Judge Kaplan, during the May 19, 2010 hearing on the Company’s motion for a preliminary injunction to prevent the commencement of the Offer. The Response Letter went on to justify the compensation package awarded by the Company to Mr. Wager, the terms of which the Company has, to date, failed to disclose to its shareholders, by saying that the over two and one-quarter million dollar compensation package, a compensation considerably higher than the annual compensation of the Company’s Chief Executive Officer, was the result of arms-length negotiations between Mr. Wager and the Company, with each party represented by its own “independent” legal counsel. However, based on the Company’s SEC filings, the legal counsel that has been representing the Company is Squire Sanders and Dempsey, the same firm at which until, very recently, Mr. Wager was a partner.

On May 19, 2010, after considering all of the evidence presented by the parties, including the sworn declarations of key individuals, Judge Kaplan concluded, among other things, that based on the record before the court there was no likelihood of the Company succeeding on its legal claims. The court then denied the Company’s motion for a preliminary injunction and cleared the way for the Offer to go forward.

Other Transactions. In February 2008, Sembcorp solicited bids for the design, procurement, fabrication, manufacturing, installation supervision, testing and commissioning of the Reverse Osmosis System for its Changi Newater Plant in Singapore. Biwater (Malaysia) Sdn Bhd was one of the four companies who submitted a bid. On March 28, 2008, Biwater (Malaysia) Sdn Bhd was awarded the contract (the “Malaysian Contract”). The contract value is approximately S$8,400,000 (approximately US$6,000,000). Biwater (Malaysia) Sdn Bhd is expected to complete work under the contract by the end of May 2010. An additional S$80,000 (approximately US$57,000) is expected to be added on to the original contract value as additional compensation for additional services performed. Biwater, as contractor under the Malaysian Contract, has contact with Sembcorp on matters relating to the Malaysian Contract from time to time.

The Tender Offer and Stockholder Support Agreement

Introduction

The following is a summary of certain material provisions of the Tender Offer and Stockholder Support Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Tender Offer and Stockholder Support Agreement and is qualified in its entirety by reference to the Tender Offer and Stockholder Support Agreement, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT AND THE FOLLOWING SUMMARY, THE TENDER OFFER AND STOCKHOLDER SUPPORT AGREEMENT WILL CONTROL.

The Tender Offer and Stockholder Support Agreement is attached to this Offer to Purchase to provide additional information regarding the terms of the transactions described herein and is not intended to provide any other factual information or disclosure about the Company, the Stockholder or Purchaser. The representations, warranties and covenants contained in the Tender Offer and Stockholder Support Agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreement, are subject to limitations agreed upon by the contracting parties, were made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Tender Offer and Stockholder Support Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are not third-party beneficiaries under the Tender Offer and Stockholder Support Agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Stockholder or Purchaser or any of their respective subsidiaries or affiliates.

As of the date of the Tender Offer and Stockholder Support Agreement, the Stockholder owned (beneficially and of record) and had the sole power to vote and sell 17,868,543 Shares, constituting approximately 58.4% of the issued and outstanding Shares on a fully diluted basis (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009). Purchaser, the Stockholder and BHL entered into the Tender Offer and Stockholder Support Agreement on April 26, 2010. The Tender Offer and Stockholder Support Agreement was a condition precedent to the willingness of Purchaser to make the Offer.

The Offer

The Tender Offer and Stockholder Support Agreement provides for the commencement of the Offer by Purchaser as promptly as practicable but in no event later than 20 calendar days after the date of the Tender Offer and Stockholder Support Agreement, with the initial expiration of the Offer to be no later than 11:00 a.m. (New York City time) on the 21st business day following the date of the commencement of the Offer. Except as otherwise provided in the Tender Offer and Stockholder Support Agreement, Purchaser has agreed not to modify the terms and conditions of the Offer without the prior written consent of the Stockholder. If, as of the expiration date of the Offer, the 80% Condition has not been satisfied, then Purchaser has agreed to (i) decrease the Offer Price to US$6.40, (ii) revise the 80% Condition to the Minimum Condition and (iii) extend the Offer for an additional 10 business days. The Tender Offer and Stockholder Support Agreement provides that any dividends or distributions accruing to any tendering stockholder (including the Stockholder) from the date of the Tender Offer and Stockholder Support Agreement through the date the Offer is accepted and the Shares are transferred to Purchaser shall be for Purchaser’s account.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, if at any time prior to July 31, 2010, the conditions to the Offer set forth in Sections (k), (l) or (m) of Appendix A to the Tender Offer and Stockholder Support Agreement relating to the receipt of approvals of Governmental Authorities, certain specified third parties and the Pensions Regulator have not been satisfied, Purchaser is required to extend the Offer for additional period(s) of time (each such extension, an “Extension Period”). The length of each such Extension Period shall be determined by Purchaser in its sole discretion, subject to and in accordance with applicable law.

Representations and Warranties

In the Tender Offer and Stockholder Support Agreement, the Stockholder has made representations and warranties to Purchaser, including representations relating to: organization, good standing and corporate power; title to the 17,868,543 Shares beneficially owned by the Stockholder and any other Shares (whether held beneficially or of record) acquired by the Stockholder after the effective date of the Tender and Stockholder Support Agreement and prior to the termination of all of the Stockholder’s obligations under the Tender and Stockholder Support Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise (collectively, the “Owned Shares”), to be tendered in the Offer; authorization with respect to the Tender Offer and Stockholder Support Agreement; the absence of conflicts with or consents required in connection with the Tender Offer and Stockholder Support Agreement; the Company’s public information and the capitalization of the Company. The Stockholder represented that the Owned Shares are subject to liens arising under deed of release and pledge of shares entered into between the Stockholder, the Company and HSBC Bank plc on April 24, 2008, (as amended by a notarial deed of correction between the Stockholder, the Company and HSBC Bank plc on June 4, 2009, and as further amended from time to time) (the “HSBC Pledge”), a debenture entered into between the Stockholder and the Company dated January 29, 2008, (as amended by a supplemental deed dated February 19, 2010, between the Stockholder and the Company and as further amended from time to time) (the “HSBC Debenture”) and a deed of pledge entered into between the Stockholder and the Trustees (the “Pension Pledge” and, together with the HSBC Pledge and the HSBC Debenture, the “Pledges”).

In the Tender Offer and Stockholder Support Agreement, Purchaser has made representations and warranties to the Stockholder, including representations relating to: organization, good standing and corporate power; authorization with respect to the Tender Offer and Stockholder Support Agreement; the absence of conflicts with or consents required in connection with the Tender Offer and Stockholder Support Agreement; and availability of funds.

Obligations of the Stockholder

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, the Stockholder agreed, among other things, (i) to promptly (and in any event not later than 5 Business Days after commencement of the Offer), and validly tender or cause to be tendered in the Offer all of the Owned Shares free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever (collectively, “Encumbrances”) except for those Encumbrances created by the Pledges, (ii) not to withdraw the Owned Shares, or cause the Owned Shares to be withdrawn, from the Offer at any time, (iii) to vote the Owned Shares, or to provide a written consent in respect of such Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company, against any action or agreement which would impede or interfere with, or prevent, the Offer, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company or any of its subsidiaries and a third party, (iv) to use its reasonable best efforts to take any and all actions necessary to facilitate Purchaser’s obtaining control of the Company’s board of directors (the “Board”) upon the consummation of the Offer including, but not limited to, using its commercially reasonable efforts to cause a stockholders’ meeting to be called for the purpose of replacing the members of the Board, contingent on the consummation of the Offer, it being understood and agreed that the Stockholder shall not be required to remove members of the Board, (v) to use its best efforts to cause the Company to operate its business in the ordinary course from the date of the Tender Offer and Stockholder Support Agreement through the earlier of termination of the Tender Offer and Stockholder Support Agreement in accordance with its terms or completion of the Offer and (vi) not to amend, modify, waiver or terminate the Pensions Agreement (as defined below) without the prior written consent of Purchaser.

Non-Solicitation

The Stockholder also agreed with Purchaser that it would not, and would not authorize or permit its representative to directly or indirectly (i) solicit, initiate or knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of, any offer, proposal or indication of interest that constitutes or would reasonably be expected to lead to a proposal or offer (x) for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or (y) to acquire in any manner, directly or indirectly, any equity interest in the Company, or assets or securities of or in the Company or its subsidiaries (other than the Offer) (a “Takeover Proposal”), (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of its subsidiaries or afford access to the properties, assets, books or records or employees of the Company or any of its subsidiaries to any third party relating to, or that would reasonably be expected to lead to, a Takeover Proposal, (iii) accept, approve, endorse or recommend a Takeover Proposal or (iv) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating a Takeover Proposal.

Restrictions on Transfer of Shares

The Stockholder further agreed that, except as contemplated by the Tender Offer and Stockholder Support Agreement and required under the Pledges, it would not (i) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Shares or any right or interest therein (any of the foregoing being hereinafter referred to as a “Transfer”); (ii) enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Shares; (iii) grant any proxy or power-of-attorney with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shares; or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations under the Tender Offer and Stockholder Support Agreement or the transactions contemplated thereby.

Termination

The Tender Offer and Stockholder Support Agreement and the obligations of the parties hereunder may be terminated (i) by mutual written consent of Purchaser and the Stockholder or (ii) by either Purchaser or the Stockholder if: (a) any Governmental Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree, ruling or other action shall have become final and nonappealable; (b) immediately prior to the Expiration Date of the Offer, the clearance of the transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser and BHL (as parent of the Stockholder); (c) as the result of the failure of any of the Conditions to the Offer, Purchaser shall have failed to commence the Offer within 30 days following the date of the Tender Offer and Stockholder Support Agreement, provided, however, that the right to terminate the Tender Offer and Stockholder Support Agreement pursuant to subsection (c) is not available to any party whose failure to comply with its obligations under or breach of the Tender Offer and Stockholder Support Agreement results in the failure of any of the other Conditions to the Offer; or (d) if Purchaser shall not have purchased any Shares tendered pursuant to the Offer by July 31, 2010, provided, however, that the right to terminate the Tender Offer and Stockholder Support Agreement pursuant to subsection (d) is not available to any party whose failure to comply with its obligations under or breach of the Tender Offer and Stockholder Support Agreement results in the failure of any of the Conditions to the Offer.

The Tender Offer and Stockholder Support Agreement provides that notwithstanding anything to the contrary contained therein, before Purchaser can terminate the Offer as a result of the failure of any of the conditions set forth in Section (g)(ii)-(iii) of Appendix A to the Tender Offer and Stockholder Support Agreement relating to the issuance of capital stock or the granting of any stock options or other rights to acquire securities of the Company, by the Company, Purchaser and Stockholder shall negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition, provided, however, that in no event will any renegotiations of the Offer Price result in Purchaser owning less than 53% of the issued and outstanding Shares of the Company.

Further Assurances

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, the Stockholder has agreed that upon request of Purchaser, it shall execute and deliver any additional documents and take such further actions as may reasonably be requested by Purchaser in order to accomplish the purposes of the Tender Offer and Stockholder Support Agreement. In addition, the Tender Offer and Stockholder Support Agreement provides that each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer, in the most expeditious manner reasonably practicable, including: (i) the obtaining of all necessary consents and approvals from any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission (“Governmental Authorities”) and the making of all necessary registrations and filings (including using reasonable best efforts to cause any pre-merger notifications required under applicable law to be filed in connection with the proposed transaction, to be filed with the applicable Governmental Authority within the applicable timeframe) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Tender Offer and Stockholder Support Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to fully carry out the purposes of the Tender Offer and Stockholder Support Agreement and (v) the obtaining of clearance of the transactions from the Pensions Regulator on terms that are reasonably acceptable to Purchaser and BHL.

Non-Competition; Employee Non-Solicitation

The Tender Offer and Stockholder Support Agreement provides that for a period of twelve months after the consummation of the Offer, BHL shall not and shall use reasonable best efforts to cause all of its subsidiaries (other than the Company or the Company’s subsidiaries) (collectively “Biwater”) not to be involved in the acquisition or operation of water utilities or businesses that supply multiple domestic or industrial customers (the “Restricted Activity”), provided, that the foregoing restriction shall not (i) prevent BHL or any of its subsidiaries from holding shares or debentures in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company; (ii) apply (or as the case may be shall cease to apply) to the extent that BHL or any of its subsidiaries acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the Restricted Activity (the “Relevant Interest”), provided, that the Relevant Interest contributes less than 10% of the revenues of the company or business acquired; or (iii) prevent BHL or any of its subsidiaries carrying on its existing operations, design, engineering, constructing and consulting business carried on by Biwater as of the date of the Tender Offer and Stockholder Support Agreement.

In addition, the Tender Offer and Stockholder Support Agreement provides that, for a period of eighteen months after the consummation of the Offer, the Stockholder will not, and will cause its affiliates not to, (i) directly or indirectly solicit or encourage to leave employ or contract any person who is (or was during the previous 6 months) an employee of the Company or its subsidiaries; provided, however, that the Stockholder (A) may enter into discussions with, and/or hire, any employee of the Company or its subsidiaries whose employment was terminated by the Company after the consummation of the Offer and (B) may continue to employ, enter into discussions with, and/or hire any current employee of the Stockholder or any member of the Stockholder group (as of the date of the Tender Offer and Stockholder Support Agreement). The foregoing restriction would not prevent the Stockholder or any of its affiliates from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with any such entity.

Indemnification

The Tender and Support Agreement also contains an indemnification provision pursuant to which the Stockholder has agreed to indemnify Purchaser (i) from and to the extent of 58.4% of any profits lost or any write-down or impairment in the value of investments by the Company as a result of the purported termination by the concessionaire of Health Services (Econssa, Chile S.A.) of the contract with Bayesa (the “Bayesa Contract”) pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement, or the cancellation or revocation of Bayesa’s licenses to own or operate its assets; and (ii) from and against any and all claims (including the reasonable, documented, out of pocket costs payable to third parties and incurred in defending such claims) that may be asserted against, or paid, suffered or incurred by Purchaser that, directly or indirectly, arise out of, or result from, the events in March and April, 2010, leading up to such purported termination of the Bayesa Contract pursuant to the notice delivered to the Company during April, 2010, but prior to the date of this Agreement, including the health alert affecting the Antofagasta region of Chile (collectively, the “Losses”). The Tender and Support Agreement provides that a claim for indemnification will not apply to the extent that any such Loss would not have arisen but for (i) any negligent act or omission of the Company (or any of its subsidiaries) on or after their earlier of (x) 40 days after completion of the Offer or (y) the date on which Purchaser obtains control of the Company’s board of directors; or (ii) any negligent act or omission of Purchaser. The maximum liability of the Stockholder in respect of all Losses that may be subject to indemnification under the terms of the Tender and Support Agreement is limited US$3,000,000. The Tender and Support Agreement also provides that the liability of the Stockholder for indemnification shall terminate on the earlier of: (i) six months after the date on which any final compromise, agreement, expert determination or decision of a court or tribunal of competent jurisdiction is made in respect of any dispute regarding the purported termination of the Bayesa Contract (the “Dispute”); and (ii) the third anniversary of the date on which the Offer closes; provided, however, that the Stockholder’s indemnification obligation for any claim that would otherwise terminate in accordance with (i) or (ii) above will continue to survive if legal or arbitral proceedings shall have been commenced by Purchaser on or prior to such the date on which it otherwise would terminate, until the claim in such proceedings for indemnification has been satisfied or otherwise resolved as provided in the Tender and Support Agreement.

Upon the tender of Shares by the Stockholder as set forth in the Tender Offer and Stockholder Support Agreement, the 80% Condition to the Offer will be satisfied if approximately an additional 21.6% (or (i) 6,596,532 Shares based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009 or (ii) 6,756,532 Shares based on 30,781,343 Shares being issued and outstanding after taking into account the 200,000 Shares which, we understand from the Stockholder, were issued to

Mr. Wager) of the issued and outstanding Shares are validly tendered and not withdrawn. Upon the tender of Shares by the Stockholder as set forth in the Tender Offer and Stockholder Support Agreement, the Minimum Condition to the Offer, if instituted, will be satisfied.

The Tax Deed

The following is a summary of certain material provisions of the tax deed (the “Tax Deed”), dated April 26, 2010, between Purchaser and Biwater Holdings Limited, a private limited company existing under the laws of England & Wales and the ultimate parent company of the Stockholder (“Biwater Plc”). The following summary does not purport to be a complete description of the terms and conditions of the Tax Deed and is qualified in its entirety by reference to the Tax Deed, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE TAX DEED IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE TAX DEED AND THE FOLLOWING SUMMARY, THE TAX DEED WILL CONTROL.

Pursuant to the terms of the Tax Deed, Biwater Plc has agreed that if, for any reason, the amount of U.K. corporation tax relieved by virtue of a surrender of relief which is the subject of a surrender or claim pursuant to Chapter IV of Part X of the U.K. Income and Corporation Taxes Act 1988 (“Group Relief”) by any of Biwater Plc, Biwater International Limited, Biwater Gauff Tanzania Ltd, Biwater Construction Ltd or Biwater Industries Limited (each a “Biwater Group Company”):

(a)	to Bournemouth & West Hampshire Water Plc, a limited liability company incorporated under the laws of England & Wales (“BWHW”) is or may be shown (by virtue of an assessment or otherwise by Her Majesty’s Revenue & Customs (“HMRC”)) to have been less than (i) in respect of the accounting period ending on or before March 31, 2008 (or other appropriate 299 day period within the 12 month accounting period to March 31, 2008, being the apportionment to the change in ownership of January 29, 2008), the amount paid for such surrender in such accounting period, being 30% x £6,770,530; or (ii) in respect of the accounting period ending on or before March 31, 2007, the amount paid for such surrender in such accounting period, being 30% x £4,219,611;

(b)	to BWS Finance Limited, a limited liability company incorporated under the laws of England & Wales (“BWS Finance”) is or may be shown (by virtue of an assessment or otherwise by HMRC) to have been less than (i) (a) in respect of the accounting period ending on or before March 31, 2008 (or other appropriate 299 day period within the 12 month accounting period to March 31, 2008, being the apportionment to the change in ownership of January 29, 2008), the amount paid for such surrender in such accounting period, being 30% x £249,844; or (ii) in respect of the accounting period ending on or before March 31, 2007, the amount paid for such surrender in such accounting period, being 30% x £1,071,038; or

(c)	to Cascal Investments Limited, a limited liability company incorporated under the laws of England & Wales (“Cascal Investments”) is or may be shown (by virtue of an assessment or otherwise by HMRC) to have been less than, in respect of the accounting period ending on or before March 31, 2007, the amount paid for such surrender in such accounting period, being 30% x £1,320,455;

then Biwater Plc shall, on demand by any of BWHW, BWS Finance, Cascal Investments or Purchaser repay, or procure the repayment of, the amount by which the amount paid by BWHW, BWS Finance or Cascal Investments for such Group Relief exceeds the amount of corporation tax relieved (the “Shortfall”), together with an amount equal to interest and penalties that arise or would have arisen as a consequence of the Shortfall.

No other loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature available to BWHW, BWS Finance or Cascal Investments (as appropriate) shall be taken into account in determining the amount of corporation tax relieved by the surrender.

All payments made to BWHW, BWS Finance or Cascal Investments under the Tax Deed are to be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law. If a deduction or withholding is required by law from a payment under the Tax Deed, the sum due to BWHW, BWS Finance or Cascal Investments will be increased to the extent necessary to ensure that, after the making of any deduction or withholding, such party receives a sum equal to the sum it would have received had no deduction or withholding been made. If a payment made to BWHW, BWS

Finance or Cascal Investments in accordance with the Tax Deed will be subject to tax, Biwater Plc has agreed pay to BWHW, BWS Finance or Cascal Investments, or procure the payment to BWHW, BWS Finance or Cascal Investments of, the amount (after taking into account tax payable in respect of the amount) that will ensure that BWHW, BWS Finance or Cascal Investments receives and retains a net sum equal to the sum it would have received had the payment not been subject to tax.

Any amounts due and payable under the Tax Deed and not paid on the due date in accordance with the provisions of the Tax Deed are subject to interest payable by Biwater Plc to BWHW, BWS Finance or Cascal Investments (as appropriate) from the date payment was due up to and including the date of actual payment at the rate of LIBOR plus 4% per annum, compounded quarterly.

Any of BWHW, BWS Finance or Cascal Investments and that party’s successors and assigns and (each a “Third Party” and collectively, the “Third Parties”) may enforce the terms of the Tax Deed and the parties to the Tax Deed are required to obtain the written consent of the Third Parties before they may rescind the Tax Deed or vary it so as to extinguish the Third Parties’ rights to enforce the terms of the Tax Deed or alter its entitlement under that right.

The Pensions Agreement

The following is a summary of certain material provisions of the pensions agreement (the “Pensions Agreement”), entered into among Purchaser, BHL and the Trustees on April 26, 2010, and to be entered into by the Company after the consummation of the Offer. The following summary does not purport to be a complete description of the terms and conditions of the Pensions Agreement and is qualified in its entirety by reference to the Pensions Agreement, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PENSIONS AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE PENSIONS AGREEMENT AND THE FOLLOWING SUMMARY, THE PENSIONS AGREEMENT WILL CONTROL.

The Pensions Agreement was entered into among Purchaser, BHL and the Trustees of the Stockholder Retirement and Security Scheme (the “Scheme”). The Company will become a party to the Pensions Agreement after the consummation of the Offer. The Scheme is the defined benefit pension arrangement under which BHL is the principal employer. Certain of the Company’s subsidiaries, namely, Aquacare, BWHW and Atlas Services Limited (together the “Water Companies”), participate in the Water Company Sub-Fund section of the Scheme (the “Water Company Scheme”). The Pensions Agreement sets out how the parties to the Pensions Agreement intend, within 18 months after consummation of the Offer, for the Water Company Scheme to be separated from the Scheme and for a new pension scheme (the “New Water Company Scheme”) to be established which mirrors the benefits provided to members of the Water Company Scheme. Once the various conditions set out in the Pensions Agreement have been met, the New Water Company Scheme will receive a transfer of the benefits (and relevant assets) of the members of the Water Company Scheme. The Pensions Agreement sets out how the Water Companies will continue to participate in the Scheme until the transfer of the Water Company Scheme to the New Water Company Scheme and how the parties will act in relation to the Water Company Scheme between signing the Pensions Agreement and the transfer into the New Water Company Scheme. In the Pensions Agreement, the Company and BHL provide indemnities to each other in respect of any claims, damages, losses and expenses arising to the other party in relation to their respective sections of the Scheme or the Water Company Scheme. In addition, in the Pensions Agreement, BHL warrants to the Company that at the date of the Pensions Agreement it is not aware of any circumstances which could give rise to a claim by BHL against the Company in respect of the Company’s indemnity. Pursuant to the terms of the Pensions Agreement, the Company will procure that a new guarantee is put in place for the benefit of the trustees of the New Water Company Scheme which is not less favourable than the guarantee currently provided to the trustees of the Water Company Scheme.

The Escrow Agreement

The following is a summary of certain material provisions of the escrow agreement (the “Escrow Agreement”), dated April 26, 2010, among Purchaser, the Stockholder, HSBC Commercial Banking, the Trustees and The Bank of New York Mellon (the “Escrow Agent”). The following summary does not purport to be a complete description of the terms and conditions of the Escrow Agreement and is qualified in its entirety by reference to the Escrow Agreement, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO. The Schedule TO is available free of charge on the SEC’s website at http://www.sec.gov.

STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE ESCROW AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE ESCROW AGREEMENT AND THE FOLLOWING SUMMARY, THE ESCROW AGREEMENT WILL CONTROL.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, the Stockholder has agreed to tender in the Offer the Owned Shares held by it. The Owned Shares are subject to (i) an English fixed and floating security document dated January 29, 2008, between the Stockholder and HSBC Commercial Banking (as Security Trustee) (as amended from time to time including pursuant to a supplemental deed dated February 19, 2010) (the “English Debenture”), (ii) a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of release and pledge of shares executed on April 24, 2008, before M. Bijkerk, civil law notary in Amsterdam, the Netherlands, between the Stockholder, the Company and HSBC Commercial Banking, as supplemented by a notarial record of correction of an obvious clerical error dated June 4, 2009, by M. Bijkerk, civil law notary in Amsterdam, the Netherlands (the “First Ranking Share Pledge”) and (iii) a Dutch law right of pledge (pandrecht) pursuant to a Dutch notarial deed of pledge of shares executed on June 12, 2009, before C.J.J.M. van Gool, civil law notary in Amsterdam, the Netherlands, between the Stockholder, the Company and the Trustees (the “Second Ranking Share Pledge”, and together with the First Ranking Share Pledge, the “Dutch Pledges”).

In order to accept Shares tendered in the Offer for payment, such Shares, including the Owned Shares, must be tendered free and clear of any encumbrances. In order to release the security interests under the English Debenture and the Dutch Pledges over the Owned Shares, HSBC Commercial Banking and the Trustees require that proceeds from the proposed sale of the Owned Shares to the Stockholder be delivered to and held in escrow and released under the terms of the Escrow Agreement.

Pursuant to the terms of the Escrow Agreement, promptly (and in any event not later than 5 business days after commencement of the Offer), (i) the Stockholder will deliver the deed of transfer for the Offer, completed and duly executed by the Stockholder to the Escrow Agent (the “Stockholder Escrow Property”); (ii) HSBC Commercial Banking will deliver the (a) the partial deed of release, between the Stockholder and HSBC Commercial Banking in relation to the release of the security interests created over the Owned Shares by the English Debenture, duly executed and undated and (2) the letter of cancellation in relation to the conditional release of the First Ranking Share Pledge, duly executed by HSBC Commercial Banking and undated (collectively, the “HSBC Escrow Property”) to the Escrow Agent; (iii) the Trustees will deliver a letter of cancellation in relation to the conditional release of the Second Ranking Share Pledge, duly executed and undated. (the “Trustees Escrow Property”) to the Escrow Agent; and (iv) Purchaser will deliver a duly executed and undated letter (the “Acceptance Letter”) addressed to Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services) the depositary for the Offer in which Purchaser accepts for payment the Shares tendered in the Offer (the “Sembcorp Escrow Property”) to the Escrow Agent.

Immediately prior to the expiration of the Offer, provided that the Escrow Agent has received a dollar amount equal to the number of Owned Shares multiplied by the per share price at which Purchaser offers to purchase Shares in the Offer in effect immediately prior to the time Purchaser delivers the Escrow Deposit to the Depositary, but in no event less than US$114,358,675.20 (the “Escrow Deposit”) from the Depositary pursuant to the terms of the Depositary Agreement to be entered into in connection with the Offer between Purchaser and the

Depositary, Purchaser shall notify the Escrow Agent in writing that, subject to the tender of the Owned Shares, the conditions to the Offer have been satisfied, whereupon the Escrow Agent will carry out the following actions in the following order:

(i)	date each document comprising the HSBC Escrow Property and the Trustees Escrow Property, sign each such document for confirmation of release and hold each such document for Purchaser;

(ii)	date the deed of transfer for the Offer and the Form W-8 comprising the Biwater Escrow Property and deliver the Biwater Escrow Property to the Depositary; and

(iii)	date the Acceptance Letter comprising the Sembcorp Escrow Property and deliver the Sembcorp Escrow Property to the Depositary.

Following the actions of the Escrow Agent set forth above the Escrow Agent will:

(i)	immediately wire an amount equal to the Escrow Deposit in immediately available funds to HSBC Commercial Banking in the name of the Stockholder (which payment shall be made without any withholding, deduction, set-off or counterclaim, except for U.S. backup withholding tax, if any);

(ii)	simultaneously deliver to Purchaser, the HSBC Escrow Property and the Trustees Escrow Property; and

(iii)	pay the interest accrued on the Escrow Deposit, if any, to Purchaser.

Once the actions set forth above have been taken, the Owned Shares, the security interests under the English Debenture and the Dutch Pledges over the Owned Shares will have been released, the Owned Shares will have been validly tendered and Purchaser will have accepted the Owned Shares tendered in the Offer for payment.

11. Purpose of the Offer; Plans for the Company.

Purpose. The purpose of the Offer is to enable Purchaser to acquire control of the Company either through the acquisition of all of the issued and outstanding Shares, or, if fewer than all of the issued and outstanding Shares are validly tendered and not properly withdrawn prior to the Expiration Date, such lesser number of Shares as are validly tendered and not properly withdrawn, subject to the conditions of the Offer described in Section 13 of this Offer to Purchase. The purpose of the Offer is also to provide an opportunity for the minority investors in the Company to sell their Shares at the same price as the Stockholder.

Plans for the Company. Except as disclosed in this Offer, it is currently expected that, initially following the Offer, the business and operations of the Company will generally continue as they are currently being conducted. Purchaser currently intends to cause the Company’s operations to continue to be run and managed by the Company’s existing executive officers. Nevertheless, Purchaser will continue to evaluate all aspects of the business, operations, financial condition, prospects, capitalization, corporate structure, assets, properties, policies, management and personnel of the Company, as well as conditions in securities markets generally, general economic and industry conditions and other factors after the consummation of the Offer, and will take, or cause to be taken, such further actions as it deems appropriate under the circumstances then existing.

Following the completion of the Offer, Purchaser expects to hold at least 17,868,543 Shares, representing approximately 58.4% of the issued and outstanding Shares (based on the 30,581,343 Shares reported by the Company to be issued and outstanding as of December 31, 2009), and as majority stockholder, expects to have control of the board of directors of the Company, subject to legal and regulatory requirements, including, but not limited to, legal and regulatory requirements related to ensuring adequate independent director representation on the Company’s board of directors. As majority stockholder, Purchaser currently intends to, subject to and in accordance with applicable laws, cause the Company’s board of directors to call a meeting of the Company’s stockholders with a view to replacing or appointing additional members of the Company’s board of directors. In addition, the Tender Offer and Stockholder Support Agreement provides that, the Stockholder shall use its reasonable best efforts to take any and all actions necessary to facilitate Purchaser’s obtaining control of the Company’s board of directors upon the consummation of the Offer including, but not limited to, using the

Stockholder’s commercially reasonable efforts to cause a stockholders’ meeting to be called for the purpose of replacing the members of the board of directors, contingent on the consummation of the Offer, it being understood and agreed that the Stockholder shall not be required to remove members of the board of directors.

In addition, Purchaser, subject to and in accordance with applicable laws, intends to cause the Company to (1) delist the Shares from the NYSE, (2) suspend the Company’s obligation to file reports under the Exchange Act, pending termination of registration of the Shares under the Exchange Act and (3) terminate the registration of the Shares under the Exchange Act.

Except as disclosed in this Offer to Purchase, Purchaser does not have any present plans or proposals that would result in (a) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or (b) any material changes in the Company’s capitalization, corporate structure, business or composition of its management. Purchaser will work with the Company’s board of directors and management to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of the Company with those of other business units, affiliates and subsidiaries of Purchaser. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer. If, as and to the extent that Purchaser acquires control of the Company, Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist.

Ordinary Squeeze-Out Proceedings. If Purchaser acquires 95% or more of the nominal value of the issued outstanding share capital of the Company at or following the completion of the Offer to Purchase, its current intent is to seek to initiate a squeeze-out in order to acquire the Shares not tendered in the Offer (the “Minority Shares”) pursuant to Dutch law. Section 2:92a of the Dutch Civil Code contains a procedure for the compulsory acquisition of shares owned by minority stockholders of a “naamloze vennootschap” or “N.V.”, a limited liability company such as the Company. As soon as Purchaser and its affiliates, other than the Company, hold for their own account at least 95% or more of the nominal value of the issued outstanding share capital of the Company, Purchaser and such affiliates may institute proceedings against the other stockholders (the “minority stockholders”) of the Company, in accordance with Section 2:92a of the Dutch Civil Code, in order to force those minority stockholders to transfer their Minority Shares in the Company to Purchaser (an “Ordinary Squeeze-Out Proceeding”). An Ordinary Squeeze-Out Proceeding may be initiated at any time upon fulfillment of the 95% ownership condition. An Ordinary Squeeze-Out Proceeding is instituted by means of a writ of summons served upon each of the minority stockholders in accordance with the provisions of the Dutch Code of Civil Procedure. Ordinary Squeeze-Out Proceedings are held before the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam) (the “Dutch Court”).

The Dutch Court determines the consideration to be paid to holders of the Minority Shares in such circumstances (the “Squeeze-Out Price”) and may also appoint one or three experts to advise it on the value of the Minority Shares. In Ordinary Squeeze-Out Proceedings following a public tender offer such as this, it is not uncommon for the Dutch Court to set the Squeeze-Out Price for the Minority Shares at an amount equal to the Offer Price. However, the Dutch Court may also set a higher or lower Squeeze-Out Price. If the Dutch Court sets the Squeeze-Out Price to be paid for the Minority Shares, such Squeeze-Out Price shall be increased by the statutory interest rate applicable in The Netherlands (at present 3% per annum) for the period from the date the Squeeze-Out Price is determined by the Dutch Court to the date of payment of the Squeeze-Out Price to the minority stockholders. However, any dividends or other distributions made by the Company to its stockholders during that period will be deemed to be partial payments towards the Squeeze-Out Price.

The minority stockholders will only be required to transfer their Minority Shares, against payment of the Squeeze-Out Price upon an immediately enforceable court order. Purchaser will notify the minority stockholders of the date and place of payment for the Minority Shares and the Squeeze-Out Price to be paid for the Minority

Shares by notification sent directly to the minority stockholders whose addresses are known and by means of an advertisement in a national daily newspaper in The Netherlands. Purchaser may also pay the Squeeze-Out Price for the Minority Shares, inclusive of interest accrued thereon, into escrow to the State of The Netherlands. By payment of the Squeeze-Out Price into a consignment account with the Ministry of Finance (“Escrow”), Purchaser will become the holder of the Minority Shares by operation of law subject to the same notice obligations to the minority stockholders as set forth above. Any encumbrances on any Minority Shares for which payment into Escrow has been made will be released from such Minority Shares and will transfer to the funds paid for such Minority Shares. At such time, the minority stockholders would cease to have any rights in their Minority Shares, including with respect to voting thereof. Their only right will be the right to receive payment therefor. The Ordinary Squeeze-Out Proceedings would require court proceedings and possible expert valuation and accordingly, the receipt of funds could be substantially delayed, and the Squeeze-Out Price could be more or less than the Offer Price.

Takeover Squeeze-Out Proceedings. Purchaser may also initiate the squeeze-out procedure implemented in Dutch law in accordance with the EU Takeover Directive (2004/25/EC) (“Takeover Squeeze-Out Proceedings”). Ordinary Squeeze-Out Proceedings would continue to be available in addition to Takeover Squeeze-Out Proceedings. Purchaser may initiate Takeover Squeeze-Out Proceedings against the minority stockholders within three months of the expiration of the initial offer period, as extended by Purchaser. Purchaser will be entitled to commence Takeover Squeeze-Out Proceedings if it has acquired 95% of a single class of the Company’s Shares, even if in aggregate it holds less than 95% of the total issued share capital (and less than 95% of the voting rights) of the Company with respect to the remaining stockholders holding the same class of Shares. As is the case in Ordinary Squeeze-Out Proceedings, in Takeover Squeeze-Out Proceedings, the holders of Minority Shares may not receive the same consideration that Stockholders received in the Offer. Instead, the price to be paid for the Minority Shares in the Takeover Squeeze-Out Proceedings would be paid in cash, in an amount determined by the Dutch Court. In Takeover Squeeze-Out Proceedings, Dutch law provides for a presumption that the consideration offered in the Offer is a fair Squeeze-Out Price if 90% or more of the Shares of the Company were acquired by the offeror pursuant to the Offer, and the Takeover Squeeze-Out Proceedings are initiated within three months of the expiration of the initial offer period, as extended. The Dutch Court may appoint one or three experts for advice on the fairness of the Squeeze-Out Price and may set the Squeeze-Out Price at a higher or lower price than the Offer Price. The Takeover Squeeze-Out Proceedings would require court proceedings and possible expert valuation and accordingly, the receipt of funds could be substantially delayed, and the Squeeze-Out Price could be more or less than the Offer Price.

In addition to Squeeze-Out Proceedings, subject to and in accordance with applicable laws, Purchaser or an affiliate of Purchaser may, concurrently with or as soon as possible after the consummation of the Offer, also implement other restructuring measures to pursue further integration transactions of the Company into Purchaser’s corporate structure, which may include, without limitation, (i) the sale and transfer by the Company or any of its subsidiaries of all or part of the assets of the Company or any of its subsidiaries to Purchaser or any affiliates of Purchaser and (ii) the consummation by the Company and one or more Dutch subsidiaries of Purchaser of a legal merger within the meaning of Section 2:309 of the Dutch Civil Code, as described below.

Following the consummation or termination of the Offer, subject to and in accordance with applicable laws, Purchaser or an affiliate of Purchaser may, from time to time, seek to acquire additional Shares by causing the Company to issue Shares in exchange for property or cash consideration or through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer.

Legal Merger. Subject to and in accordance with applicable law, Purchaser and the Company may initiate and seek the implementation of a legal merger between Purchaser, or any of its affiliates, and the Company. As a result of such legal merger, the Company would cease to exist and the Shares not held by the surviving company at the time of the legal merger would be exchanged into shares, of a class to be determined, of the surviving company (subject to any cash or other alternative that would be available to either Purchaser, the Company and/or holders of the Shares under applicable law and the terms of the merger proposal). The result of such a merger would be that the holders of Shares in the Company would become stockholders in a company with different assets and liabilities compared to those currently held by the Company and the value of such shares will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by the Company after such merger. In addition, it is possible that the shares in the surviving company held by former Stockholders would have different rights than the rights on the Shares, such as dividend rights and voting rights. Effecting such a merger would be subject to the Company’s (and Purchaser’s) articles of association or other governing documents (as they may be amended from time to time) and applicable provisions of Dutch or other applicable law.

Sale and/or Transfer of Assets and Liabilities of the Company. At any time after the completion of the Offer, Purchaser and the Company may take steps to implement a sale and/or transfer of assets and liabilities of the Company to Purchaser or any of its affiliates, the consideration for which may consist of cash, cash equivalents or securities or other financial instruments (i) whose equity and dividend entitlements are limited and/or (ii) whose value depends on the value of the business of the combined group or any part thereof, or shares in the capital of Purchaser or any affiliate thereof. Any of such sales and/or transfers would result in any remaining stockholders holding an interest in a company with different assets and liabilities compared to those currently held by the Company and the value of such an interest will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by the Company after such sale and transfer.

Other Possible Measures. Purchaser and the Company may initiate, and seek the implementation of, a number of other restructuring measures, whether before, after, in combination with or as an alternative to the potential measures set out above. Such other restructuring measures may include, but are not limited to, the following (to the extent permitted by and in accordance with applicable law):

(a)	an amendment of the Company’s articles of association, to permit the creation of separate classes of shares and/or other securities and/or to alter the rights attaching to one or more classes of Shares, which may have an impact on the voting rights on the Shares;

(b)	the issue of shares in the capital of the Company of one or more classes to Purchaser or any of its affiliates (with the exclusion of pre-emptive rights, if any, of other stockholders, which shares can be paid up in cash and/or in kind, which could lead to a dilution of the interest of stockholders;

(c)	the distribution of an extraordinary dividend or other distribution or repayment of capital on Shares, whether in cash or in kind. Any distributions made may take the form of a distribution out of reserves, an interim dividend, a final dividend, payment upon cancellation or, in case the Company is dissolved, a liquidation distribution;

(d)	buy-back and/or cancellation of the Shares;

(e)	a dissolution and liquidation of the Company;

(f)	a transformation of the Company into another legal form; and/or

(g)	the incorporation of and/or merger into or with a European company (Societas Europaea) or a non-European company.

It is possible that Purchaser may not be able to implement any proposed restructuring promptly after the completion of the Offer, that such restructuring may be delayed or that such restructuring may not be able to take place at all. This will depend on, among other things, the percentage of Shares tendered in the Offer and the means available in a particular jurisdiction to achieve the objective of enabling Purchaser (and/or its wholly-owned subsidiaries) to acquire all of the issued and outstanding Shares, taking into account options available under the applicable provisions of Dutch or other applicable law. In addition, any restructuring could be the subject of litigation, and a court could delay the restructuring or prohibit it from occurring on the terms described in this Offer to Purchase, or from occurring at all. Moreover, even if Purchaser is able to effect any proposed restructuring, the consideration that stockholders receive in any restructuring may be substantially lower and/or different in form than the consideration that they would have received had they tendered their Shares in the Offer (and they may also be subject to additional taxes).

Appraisal Rights. Under Dutch law or otherwise, holders of the Company’s Shares are not entitled to appraisal rights with respect to the Offer. However, if Purchaser acquires 95% or more of the nominal value of the issued outstanding share capital of the Company, its current intent is to seek to acquire the remaining issued and outstanding Shares of the Company in accordance with either Ordinary Squeeze-Out Proceedings or Takeover Squeeze-Out Proceedings available under the Dutch Civil Code as described above.

There can be no assurance, however, that Purchaser will undertake any of the actions described above or that stockholders who do not tender their Shares pursuant to the Offer will receive any consideration for their Shares from Purchaser at any subsequent time.

12. Source and Amount of Funds.

Purchaser estimates that the total amount of funds required to purchase all of the issued and outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately US$215,000,000. Purchaser and its affiliates will finance the Offer with internally generated funds and borrowings under existing loan facilities or the issuance of notes under an existing medium term note program. As of the date hereof, no new loan agreements with any third party have been entered into in connection with the Offer. Purchaser’s obligation to consummate the Offer is not conditioned on the ability to obtain financing.

13. Certain Conditions of the Offer.

Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the Expiration Date of the Offer, the 80% Condition is not satisfied, or (ii) at any time on or after the execution of the Tender Offer and Stockholder Support Agreement and prior to the Expiration Date of the Offer, any of the following conditions (collectively, the “Conditions”) exists:

(a)	there shall have been instituted and be pending any litigation, suit, claim, action, proceeding or investigation brought by any Governmental Authority: (i) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or seeking to prohibit the making of or terms of the Offer or any of the actions contemplated thereby; (ii) seeking to prohibit or limit the full rights of ownership or operation by the Company, Purchaser or any of their affiliates of all or any of the business or assets of the Company, Purchaser or any of their affiliates (including in respect of the capital stock or other equity of their respective subsidiaries) or to compel the Company, Purchaser or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Purchaser or any of their affiliates or any Shares; (iii) seeking any significant diminution in the benefits expected to be derived by Purchaser or any affiliate of Purchaser as a result of the transactions contemplated by the Offer; or (iv) that is reasonably expected to otherwise prevent, adversely affect or materially delay consummation of the Offer;

(b)	there shall have been instituted and be pending in connection with the Offer any litigation, suit, claim, action, proceeding or investigation brought before any Governmental Authority which has a reasonable likelihood of success on its merits: (i) that would materially impair the value of the Owned Shares to Purchaser; (ii) seeking to materially and adversely affect the rights of ownership by Purchaser of the Owned Shares; or (iii) seeking material damages against Purchaser; other than in each case any such litigation, suit, claim, action, proceeding or investigation that is based upon Purchaser’s business, identity or historical business practice;

(c)	any Governmental Authority shall have prior to or subsequent to such date enacted, issued, promulgated, enforced or entered any law, statute, ordinance, code, rule, regulation, decree, injunction, judgment or order (collectively, “Laws”) (whether temporary, preliminary or permanent) and not repealed such Law, in either case, that has the effect of making the acquisition of Shares by Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by the Offer and the Tender Offer and Stockholder Support Agreement (collectively, the “Transactions”);

(d)	any Governmental Authority shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

(e)	any representation or warranty of the Stockholder contained in Section 2 of the Tender Offer and Stockholder Support Agreement shall not be true and correct (except for any de minimis inaccuracy which, with regard to Section 2(g), shall be defined as an inaccuracy of not more than 10,000 Shares);

(f)	there has been a change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) would prevent or materially delay Purchaser from performing its obligations under the Tender Offer and Stockholder Support Agreement, in each case other than effects due to (A) the announcement of the transactions contemplated by the Tender Offer and Stockholder Support Agreement, (B) any of the requirements or limitations imposed on the parties pursuant to the Tender Offer and Stockholder Support Agreement, (C) the occurrence of war or grave civil or political unrest, whether inside or outside of the any of the countries in which the Company or any of its subsidiaries operates, or (D) the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event), or any other external factor that causes significant damage to the infrastructure, communication systems or public utilities in the jurisdictions in which the Company or any of its direct or indirect subsidiaries provide services that, in each case, do not have a significantly disproportionate effect on the Company and its subsidiaries taken as a whole;

(g)	the Company has:

(i)	(A) declared or paid any dividends on or made other distributions in respect of any of its capital stock, (B) split, combined or reclassified any of its capital stock or (C) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)	issued, delivered, sold, or authorized or agreed to the issuance, delivery or sale of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor;

(iii)	granted or authorized or agreed to any grant of any options, stock appreciation rights, phantom rights, profit participation rights or other rights to acquire securities of the Company or accelerated, amended or changed the period of exercisability or vesting of options or other rights granted under its unit or stock plans or authorized cash payments in exchange for any options or other rights granted under any of such plans;

(iv)	except in the ordinary course of business (it being understood that investments consistent with the Company’s written investment guidelines, in effect on April 26, 2010, shall be considered to be within the ordinary course of business), acquired or agreed to acquire any material assets (including securities) or engaged in any similar transaction or made any loans, advances or capital contributions to, or investments in, any person other than an existing subsidiary, in an aggregate amount in excess of US$10,000,000;

(v)	sold, leased, licensed, encumbered or otherwise disposed of any of its fixed assets or any interest therein valued in the aggregate in excess of US$10,000,000 for any single asset or series of related assets, or an aggregate amount of US$20,000,000, other than in the ordinary course;

(vi)	adopted or implemented or agreed to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(vii)

incurred or suffered to exist any indebtedness for borrowed money or guaranteed any such indebtedness, entered into any “keep-well” or other agreement to maintain any financial statement condition of another person or entered into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business and except for the refinancing of the Company’s facility with HSBC Commercial Banking on commercially reasonable economic terms and substantially similar other terms to the current facility and at a capacity of no more than US$80,000,000; or

(viii)	net debt in excess of its net debt as of December 31, 2009;

(h)	the Stockholder shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholder to be performed or complied with by it under the Tender Offer and Stockholder Support Agreement;

(i)	the Tender Offer and Stockholder Support Agreement shall have been terminated in accordance with its terms, or any event shall have occurred that gives Purchaser the right to terminate the Tender Offer and Stockholder Support Agreement;

(j)	the Company SEC Documents contain an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)	Purchaser has been made aware of a material approval, authorization, clearance, license, order, confirmation, consent, exemption, grant, permission, recognition and/or waiver necessary for the making or implementation of the Offer or consummation of the Transactions (an “Authorization”) which is required to be obtained from a Governmental Authority of any jurisdiction in which the Company or any of its subsidiaries or associated companies carries on business and: (i) any such Authorization has not been obtained during the Offer period, (ii) if any such Authorization is subject to conditions that are required to be fulfilled prior to the final closing date of the Offer, any of such conditions has not been fulfilled during the Offer period or (iii) any such Authorization ceases to remain in full force and effect during the Offer period or a notice of intention to revoke, modify or not to renew any such Authorization has been received during the Offer period;

(l)	all consents, approvals, authorizations, notices, reports or other documents required to be obtained or made by Purchaser from any third party in connection with the execution, delivery and performance of the Tender Offer and Stockholder Support Agreement, the Offer and the consummation of the Transactions shall not have been made or obtained or Waterloo Industrial Limited (“Waterloo”), the minority stockholder in The China Water Company Limited, shall have objected to the new ultimate controller of the Company or any necessary waivers and consents of Waterloo shall not have been obtained and in each case such failure or objection could reasonably be expected to have a Material Adverse Effect on the Company or Purchaser or could subject Purchaser or any of its subsidiaries, the Company or any of their respective officers, directors or affiliates to material liability or any criminal liability;

(m)	the clearance of the Transactions from the Pensions Regulator shall not have been given on terms that are reasonably acceptable to Purchaser; or

(n)	Purchaser shall not have received a certificate from an officer of the Stockholder dated the Expiration Date stating that to the best knowledge of the Stockholder the conditions set forth in (g) above have been satisfied.

The foregoing Conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Purchaser. All conditions to the Offer must be satisfied or waived on or prior to the Expiration Date of the Offer.

For the purposes of these Conditions, “80% Condition” means that at least 80% of the then issued and outstanding Shares on a fully diluted basis (after taking into account all of the issued and outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights and the issuance of all Shares that the Company is obligated to issue thereunder) shall have been validly tendered and not withdrawn prior to the Expiration Date.

For the purposes of these Conditions, “Material Adverse Effect” means, with respect to any person, any change, event, circumstance or occurrence that (i) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of such person and its subsidiaries taken as a whole or (ii) would prevent or materially delay such person from performing its obligations under the Tender Offer and Stockholder Support Agreement.

Failure of Certain Conditions to the Offer. If the issuance of the 200,000 Shares to Mr. Wager is confirmed, there will have been a failure of the condition set forth in paragraph (g)(ii) above, which conditions the Offer on the Company not issuing or authorizing or agreeing to the issuance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefor. In addition, at the May 19, 2010 hearing on the Litigation, Judge Kaplan concluded that based on the record before the court there was no likelihood of the Company succeeding on its legal claims and denied the Company’s motion for a preliminary injunction, and therefore, based on its current knowledge, Purchaser does not believe the Litigation will result in the failure of the conditions set forth in paragraphs (b) and (f)(i) above. However, there can be no assurance that subsequent developments in the Litigation will not result in a failure of the conditions set forth in paragraphs (b) and (f)(i) above.

Pursuant to the terms of the Tender Offer and Stockholder Support Agreement, before Purchaser can terminate the Offer as a result of the failure of the condition set forth in paragraph (g)(ii) above, Purchaser and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such condition. At this time Purchaser has not yet taken any steps to renegotiate the Offer Price with the Stockholders. However, Purchaser is evaluating its options in this regard and reserves all rights under the Tender Offer and Stockholder Support Agreement and under this Offer. It should be noted, however, that if the aggregate Offer Price for all of the issued and outstanding Shares were to be allocated among an additional 200,000 Shares, as a result of the issuance of 200,000 Shares to Mr. Wager, the Offer Price per Share would be reduced by slightly more than US$0.04 per Share at both the US$6.75 Offer Price and the US$6.40 Offer Price.

In the event the Litigation results in a failure of conditions set forth in paragraphs (b) and (f)(i) above, Purchaser will have the right to terminate the Offer and at that time will evaluate all of its options in this regard and will take further steps as necessary to preserve all of its rights under the Tender Offer and Stockholder Support Agreement and under this Offer.

14. Dividends and Distributions.

If, on or after the date of this Offer to Purchase, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, Purchaser may make such adjustments to the Offer Price and other terms of the Offer as Purchaser deems appropriate to reflect such split, combination or other change including the number or type of securities offered to be purchased.

If, on or after the date of this Offer to Purchase, the Company declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on the Company’s stock transfer records, then, (i) (x) the Offer Price may be reduced by the amount of any such cash dividends or cash distributions and (y) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for Purchaser’s account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for Purchaser’s account, accompanied by appropriate documentation of transfer, or (b) at Purchaser’s direction, be exercised for Purchaser’s benefit, in which case the proceeds of such exercise will promptly be remitted to Purchaser or (ii) as set forth in more detail below, Purchaser may terminate the Offer for failure of a Condition to the Offer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

In addition, two conditions to the Offer are that the Company has not (A) (i) declared or paid any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combined or reclassified any of its capital stock or (iii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or (B) issued, delivered, sold, or authorized or agreed to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or any other security convertible therein, or exchangeable or exercisable therefore. However, the Tender Offer and Stockholder Support Agreement provides that notwithstanding anything to the contrary contained therein, before Purchaser can terminate the Offer as a result of the failure of the conditions set forth above, Purchaser and the Stockholder are required to negotiate in good faith a reduction of the Offer Price to take into account any dilution in the Company’s capital stock resulting from the failure of such conditions, provided, however, that in no event will any renegotiations of the Offer Price result in Purchaser owning less than 53% of the issued and outstanding Shares of the Company.

15. Certain Legal Matters.

General. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met. Purchaser’s obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13 of this Offer to Purchase.

United States Antitrust Filings. Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), transactions meeting certain thresholds must be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice (“U.S. Antitrust Agencies”). Transactions meeting these notification thresholds cannot be consummated until notification is filed with the U.S. Antitrust Agencies and the statutory waiting period expires or is terminated. According to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2009, the Company is a foreign issuer with no U.S. assets and no revenue derived from U.S. sources. Accordingly, we believe that the purchase of the Shares of the Company pursuant to the Offer is not subject to U.S. filing requirements.

South African Merger Control. The purchase of Shares pursuant to the Offer is contingent upon approval by the South African Competition Commission (“the Commission”) under the terms of the South African Competition Act 89 of 1998 (the “Competition Act”). The proposed transaction constitutes an intermediate merger under the Competition Act and Purchaser intends to file a merger notification with the Commission. For intermediate mergers the Commission has a cumulative 60 business day investigative period from the date of the filing to assess and either prohibit, conditionally or unconditionally approve the merger. The 60 business days comprise of an initial 20 business day period, with an option to extend the investigation period for an additional 40 business days, should the Commission require it. Generally, the Commission will finalize intermediate mergers that raise no competition concerns within the initial 20 day period, however, this is subject to capacity constraints that the Commission faces from time to time. It is not possible to extend the investigative period beyond the 60 business days provided for in the Competition Act. If the Commission does not issue the merging parties with a decision within the 60 day period, the parties may proceed to implement the merger as though it were in fact pre-approved by the Commission. However, this is rarely the case as the Commission invariably issues its decision within the prescribed time period.

Other Antitrust and Competition Law Requirements. According to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2009, the Company conducts operations in a number of foreign countries. If one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. authority. These authorities may also attempt to impose additional conditions on the Company’s operations conducted in such countries.

Litigation. On April 30, 2010, the Company commenced a lawsuit against Biwater and Sembcorp in the United States District Court for the Southern District of New York seeking to enjoin the Offer, enjoin the further use of confidential information and recover damages.

In the action, the Company alleges that the Offer violates U.S. securities laws. The Company alleges that Sembcorp is attempting to purchase Shares when it has material non-public information which it allegedly received pursuant to the Revised NDA.

The Company also claims that Sembcorp has violated the Revised NDA directly by making the Offer because the Revised NDA (i) prohibits Sembcorp from dealing in Shares when it has material non-public information and (ii) restricts Sembcorp’s use of the information provided to it “solely” for the purpose of purchasing Biwater’s Shares, not the Shares of others.

As against Biwater, the complaint alleged a breach of Biwater’s Letter Agreement with the Company, dated November 9, 2009 (the “Letter Agreement”) pursuant to which the Company provided Biwater with confidential information. The Company claims that the Letter Agreement prohibits Biwater from consenting to any deal with Sembcorp that is not offered on the “same terms” to all shareholders. The Company alleges that the Offer is not on the “same terms” to all shareholders because, pursuant to the Tender Offer and Stockholder Support Agreement, Biwater is required to tender and not withdraw its Shares in the Offer and by contrast, the Company argues, other shareholders are not restricted in their ability to tender or withdraw their Shares in the Offer.

On May 11, 2010, in connection with the Litigation, the Company filed an amended complaint and a motion for a temporary restraining order or for a preliminary injunction to stop the commencement of the Offer.

Purchaser filed an opposition to the Company’s motion on May 12, 2010, and later in the day, a hearing was held on the motion before Judge Kaplan. At the end of that hearing, Judge Kaplan scheduled an evidentiary hearing for May 19, 2010. In light of Judge Kaplan’s decision to conduct a hearing in one week, the Company withdrew their request for a temporary restraining order and Purchaser and the Stockholder agreed not to commence the Offer before May 21, 2010.

On May 19, 2010, after considering all of the evidence presented by the parties, including the sworn declarations of key individuals, Judge Kaplan concluded, among other things, that based on the record before the court there was no likelihood of the Company succeeding on its legal claims. The court then denied the Company’s motion for a preliminary injunction and cleared the way for the Offer to go forward.

16. Fees and Expenses.

Credit Suisse (Singapore) Limited, together with certain of its affiliates, is acting as Purchaser’s financial advisor in connection with the acquisition of the Company and will receive a customary fee for its services, all of which is contingent upon the consummation of the acquisition of the Company. In addition, Purchaser has agreed to reimburse Credit Suisse for out-of-pocket expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Parent, Purchaser and the Company and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Purchaser, Parent and the Company and any other company that may be involved in the proposed transaction, as well as provide investment banking and other financial services to such companies.

MacKenzie Partners, Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the U.S. federal securities laws.

Purchaser will also pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement of out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under U.S. federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of such Shares.

Neither Parent nor Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

Parent and Purchaser have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto from time to time. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 of this Offer to Purchase.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

SEMBCORP UTILITIES PTE LTD.

May 21, 2010

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment’s for the past five years, of each director and executive officer of Parent. Unless otherwise noted, each such person is a citizen of the Republic of Singapore, the business address and business telephone number of each such person is c/o Sembcorp Industries Ltd., 30 Hill Street, #05-04, Singapore 179360; 65 6723 3113, each occupation set forth opposite a person’s name refers to employment with Parent and each person has held his or her present occupation as set forth below or has been an executive officer at Parent for at least the past five years.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
Tang Kin Fei

Director, Group President and CEO of Parent since May 2005.

Chairman of Purchaser since May 2005. Director of Purchaser since August 1999. Director of Sembcorp Marine Ltd since May 2005. Director of Sembcorp Gas Pte Ltd since July 1997. Chairman of Sembcorp Gas Pte Ltd since January 1999. Director of Sembcorp Cogen Pte Ltd since November 1997. Chairman of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since August 2004. Director of Sembcorp Environment Pte Ltd since May 2005. Chairman of Sembcorp Environment Pte Ltd since July 2005. Chairman and Director of Sembcorp Utilities (UK) Limited since April 2003. Director of SCU Mauritius Pte Ltd since November 2005. Chairman and Director of Sembcorp Salalah Power and Water Company SAOC since September 2009. Director of Jurong Shipyard Pte Ltd since November 2007. Director of Baker Marine Pte Ltd since January 2008. Chairman and Director of PPL Shipyard Pte Ltd since January 2008. Director of SMOE Pte Ltd since January 2008. Director of Sembawang Shipyard Pte Ltd since January 2008. Director of Sembcorp Air Products (HYCO) Pte Ltd from August 1996 to May 2005. Chairman of Sembcorp Air Products (HYCO) Pte Ltd from September 2000 to May 2005. Director of Sembcorp Power Pte Ltd from November 1997 to May 2005. Chairman of Sembcorp Power Pte Ltd from July 2003 to May 2005. Director of SUT Seraya Pte Ltd from March 1996 to May 2005. Director of SUT Sakra Pte Ltd from August 1995 to May 2005. Chairman of SUT Sakra Pte Ltd from January 2000 to May 2005. Director of Sembawang Engineering (China) Pte Ltd from July 1998 to May 2005. Director of Sempec Pakistan (Private) Ltd from October 1994 to May 2005. Vice Chairman and Director of Nanjing Sembcorp Suiwu Co. Ltd from May 2003 to October 2005. Director of Sempec Philippines, Inc. from April 1998 to August 2005. Director of Straits Overseas Pte. Ltd. (fka SMOE Indonesia Pte Ltd) from July 1998 to May 2005. President Commissioner of P.T. SMOE Indonesia from May 2004 to July 2005.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
Ang Kong Hua NSL Ltd 77 Robinson Road #27-00	Chairman of Parent since May 2010. Director of Parent since February 2010.
Singapore 068896	Executive Director of NSL Ltd (formerly NatSteel Ltd) since January 1981.

Goh Geok Ling 37 Jalan Kampong Chantek Singapore 588615

Director of Parent since May 2000.

Chairman and Director of Sembcorp Marine Ltd since February 2006. Chairman of Sembawang Shipyard Pte Ltd since January 2008. Chairman of SMOE Pte Ltd since January 2008. Director of Jurong Shipyard Pte Ltd since January 2008. Director of O2 Micro International Ltd from January 2000 to April 2008.

Evert Henkes Cedar Lodge Warren Road Kingston-Upon-Thames	Director of Parent since April 2004.
Surrey KT2 7HN Citizen of the Netherlands	Director of Air Products and Chemicals Inc since July 2006.

Chin Yoke Choong Singapore Totalisator Board 1 Turf Club Ave #03-01 Singapore Racecourse	Director of Parent since December 2008.
Singapore 738078	Managing Partner of KPMG, Singapore from 1992 to September 2005. Partner of KPMG, Singapore from 1983 to 1991.

Richard Edward Hale 25 Dairy Farm Road #01-02	Director of Parent since September 2000.
Singapore 679047 Citizen of the United Kingdom	Director of Sembcorp Marine Ltd since April 2008. Deputy Chairman of Sembcorp Marine Ltd since May 2008.

Lee Suet Fern	Director of Parent since July 2005.
Stamford Law Corporation
9 Raffles Place #32-00 Republic Plaza Singapore 048619	Senior Director of Stamford Law Corporation since December 2000.

Low Sin Leng Sembcorp Industrial Parks Ltd 3 Lim Teck Kim Rd #12-02 Singapore Technologies Building Singapore 088934

Executive Vice President of Parent since August 2000.

Deputy Chairman of Purchaser since March 2001. Director of Purchaser since September 2000. Executive Chairman of Sembcorp Industrial Parks Ltd since September 2000. Director of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since May 2007. Chairman and Director of Nanjing Sembcorp SUIWU Company Limited since December 2006. Chairman and Director of Nanjing Chemical Industry Park Water Co., Ltd since

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
January 2007. Vice Chairman and Director of Zhangjiagang Free Trade Zone Sembcorp Water Co., Ltd. since January 2007. Director of Zhangjiagang Free Trade Zone Sembcorp Water Recycling Co., Ltd. since March 2008.

Ngiam Joke Mui

Group Chief Financial Officer of Parent since June 2002.

Director of Purchaser since May 2007. Director of Sembcorp Cogen Pte Ltd since May 2007. Director of Sembcorp NEWater Pte Ltd since January 2008. Director of Sembcorp (Germany) Pte. Ltd. since June 2004. Alternate Director of SCU Mauritius Pte Ltd since November 2005. Director of Sembcorp Gulf Holding Co Ltd since March 2006. Director of Sembcorp Gulf O&M Co. Ltd from February 2006 to June 2006.

Paul David Gavens Sembcorp Utilities (UK) Limited Sembcorp UK Headquarters PO Box 1985	Executive Vice President of Parent since November 2005.
Wilton International Middlesbrough TS90 8WS United Kingdom Citizen of the United Kingdom	Director of Purchaser since May 2005. Managing Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Wilton Energy Ltd since October 2002. Director of Sembcorp Cogen Pte Ltd from March 2004 to October 2009. Director of Sembcorp Gulf Holding Co Ltd from February 2006 to July 2007. Director of Sembcorp Utilities Teesside Pension Trustees Ltd from April 2003 to November 2004.

Tan Cheng Guan

Executive Vice President, Group Business and Strategic Development, of Parent since July 2007.

Director of Purchaser since July 2007. Director of Sembcorp Cogen Pte Ltd since July 2007. Director of Sembcorp Gas Pte Ltd since July 2007. Director of Sembcorp NEWater Pte Ltd since July 2008. Chairman and Director of Sembcorp Air Products (HYCO) Pte Ltd since March 2009. Director of Sembcorp Utilities (BVI) Ltd since September 2008. Director of Sembcorp Gulf O&M Co Ltd since February 2009. Director of Sembcorp Gulf Holding Co. Ltd since July 2007. Director of Sembcorp Oman First Investment Holding Co Ltd since July 2009. Director of Sembcorp Oman IPO Holding Co Ltd since July 2009. Director of Sembcorp GCC Holding Co Ltd since November 2009. Director of Sembcorp Utilities (UK) Limited since July 2007. Chairman and Director of Sembcorp Tianjin Lingang Industrial Area Wastewater Treatment Co. Ltd since August 2007. Chairman and Director of Shenyang Sembcorp Water Co., Ltd since July 2008. Managing Director of Vopak China Management Company Ltd from May 2004 to June 2007.

Ng Meng Poh

Executive Vice President of Parent since January 2010. Head of Singapore Utilities Operations and Acting Head, Asset Management of Sembcorp China, of Parent since January 2010.

Director of Purchaser since March 2010. Managing Director of Sembcorp Cogen Pte Ltd since April 2010. Director of Sembcorp Air Products (HYCO) Pte Ltd since July 2008. Director of Sembcorp NEWater Pte Ltd

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
since January 2008. Director of SUT Seraya Pte Ltd since July 2008. Director of SUT Sakra Pte Ltd since July 2008. Director of Sembcorp Power Pte Ltd since February 2008. Chairman of Sembcorp Power Pte Ltd since July 2008. General Manager of Sembcorp Cogen Pte Ltd from August 2007 to April 2010. Director of Sembcorp Cogen Pte Ltd since March 2010. Alternate Director of Sembcorp Gas Pte Ltd since April 2010. Director of Qinzhou Sembcorp Water Co., Ltd. since March 2010. Director of Sembcorp Utilities (UK) Limited since May 2010.

Wong Weng Sun Sembcorp Marine Ltd 29 Tanjong Kling Road Singapore 628054

Executive Vice President of Parent since January 2005.

Deputy Chairman of Cosco Shipyard Group Co., Ltd. since January 2010. Director and President & CEO of Sembcorp Marine Ltd since May 2009. President & COO from January 2006 to April 2009. Director of Cosco Shipyard Group Co., Ltd. since November 2007. Director of SembMarine (Middle East) Pte Ltd since April 2008. Director of SCM Investment Holdings Pte Ltd since January 2008. Director of SembMarine Investment Pte Ltd since January 2008. Director of Baker Marine Services (HK) Ltd since January 2008. Director of Baker Marine Pte Ltd since January 2008. Director of Baker Marine Technology Inc. since January 2008. Director of Sembawang Shipyard Proj Svs Pte Ltd since January 2008. Director of Sembawang Shipyard Pte Ltd since January 2008. Chairman of Jurong SML Pte Ltd since January 2008. Commissioner of PT Karimun Sembawang Shipyard since November 2007. Director of SML Shipyard Pte Ltd since November 2007. Director of Jurong Marine Contractors Pte Ltd since November 2007. Director of JPL Services Pte Ltd since November 2007. Director of JPL Corporation Pte Ltd since November 2007. Director of Sembcorp Marine Technology Pte Ltd since June 2007. Director of SMOE Pte Ltd since August 2006. Deputy President of Sembcorp Marine Ltd from July 2004 to December 2005. Director of Sembawang Shipyard (S) Pte Ltd since August 2005. Managing Director of Jurong Shipyard Pte Ltd since July 2004. Director of Jurong Brazil-Singapore Pte Ltd since May 2004. Director of Jurong SML Pte Ltd since May 2004. Director of PPL Shipyard Pte Ltd since August 2003. Director of Jurong Machinery & Automation Pte Ltd since September 2003. Director of Jurong Integrated Services Pte Ltd since September 2003. Director of Bulk Trade Pte Ltd since September 2003. Director of Jurong Shipyard Pte Ltd since September 2001.

2. Directors and Executive Officers of Purchaser.

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment’s for the past five years, of each director and executive officer of Purchaser. Unless otherwise noted, each such person is a citizen of the Republic of Singapore, the business address and business telephone number of each such person is c/o Sembcorp Utilities Pte. Ltd., 30 Hill Street, #05-04, Singapore 179360; 65 6723 3113, each occupation set forth opposite a person’s name refers to employment with Purchaser and each person has held his or her present occupation as set forth below or has been an executive officer at Parent for at least the past five years.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
Tang Kin Fei

Director, Group President and CEO of Parent since May 2005.

Chairman of Purchaser since May 2005. Director of Purchaser since August 1999. Director of Sembcorp Marine Ltd since May 2005. Director of Sembcorp Gas Pte Ltd since July 1997. Chairman of Sembcorp Gas Pte Ltd since January 1999. Director of Sembcorp Cogen Pte Ltd since November 1997. Chairman of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since August 2004. Director of Sembcorp Environment Pte Ltd since May 2005. Chairman of Sembcorp Environment Pte Ltd since July 2005. Chairman and Director of Sembcorp Utilities (UK) Limited since April 2003. Director of SCU Mauritius Pte Ltd since November 2005. Chairman and Director of Sembcorp Salalah Power and Water Company SAOC since September 2009. Director of Jurong Shipyard Pte Ltd since November 2007. Director of Baker Marine Pte Ltd since January 2008. Chairman and Director of PPL Shipyard Pte Ltd since January 2008. Director of SMOE Pte Ltd since January 2008. Director of Sembawang Shipyard Pte Ltd since January 2008. Director of Sembcorp Air Products (HYCO) Pte Ltd from August 1996 to May 2005. Chairman of Sembcorp Air Products (HYCO) Pte Ltd from September 2000 to May 2005. Director of Sembcorp Power Pte Ltd from November 1997 to May 2005. Chairman of Sembcorp Power Pte Ltd from July 2003 to May 2005. Director of SUT Seraya Pte Ltd from March 1996 to May 2005. Director of SUT Sakra Pte Ltd from August 1995 to May 2005. Chairman of SUT Sakra Pte Ltd from January 2000 to May 2005. Director of Sembawang Engineering (China) Pte Ltd from July 1998 to May 2005. Director of Sempec Pakistan (Private) Ltd from October 1994 to May 2005. Vice Chairman and Director of Nanjing Sembcorp Suiwu Co. Ltd from May 2003 to October 2005. Director of Sempec Philippines, Inc. from April 1998 to August 2005. Director of Straits Overseas Pte. Ltd. (fka SMOE Indonesia Pte Ltd) from July 1998 to May 2005. President Commissioner of P.T. SMOE Indonesia from May 2004 to July 2005.

Low Sin Leng Sembcorp Industrial Parks Ltd 3 Lim Teck Kim Rd #12-02 Singapore Technologies Building Singapore 088934

Executive Vice President of Parent since August 2000.

Deputy Chairman of Purchaser since March 2001. Director of Purchaser since September 2000. Executive Chairman of Sembcorp Industrial Parks Ltd since September 2000. Director of Sembcorp Cogen Pte Ltd since September 2000. Director of Sembcorp Utilities Investment Management (Shanghai) Limited since May 2007. Chairman and Director of Nanjing

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years
Sembcorp SUIWU Company Limited since December 2006. Chairman and Director of Nanjing Chemical Industry Park Water Co., Ltd since January 2007. Vice Chairman and Director of Zhangjiagang Free Trade Zone Sembcorp Water Co., Ltd. since January 2007. Director of Zhangjiagang Free Trade Zone Sembcorp Water Recycling Co., Ltd. since March 2008.

Ngiam Joke Mui

Director of Purchaser since May 2007.

Group Chief Financial Officer of Parent since June 2002. Director of Sembcorp Cogen Pte Ltd since May 2007. Director of Sembcorp NEWater Pte Ltd since January 2008. Director of Sembcorp (Germany) Pte. Ltd. since June 2004. Alternate Director of SCU Mauritius Pte Ltd since November 2005. Director of Sembcorp Gulf Holding Co Ltd since March 2006. Director of Sembcorp Gulf O&M Co. Ltd from February 2006 to June 2006.

Paul David Gavens Sembcorp Utilities (UK) Limited Sembcorp UK Headquarters PO Box 1985	Executive Vice President of Parent since November 2005.
Wilton International Middlesbrough TS90 8WS United Kingdom Citizen of the United Kingdom	Director of Purchaser since May 2005. Managing Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Sembcorp Utilities (UK) Ltd since April 2003. Director of Wilton Energy Ltd since October 2002. Director of Sembcorp Cogen Pte Ltd from March 2004 to October 2009. Director of Sembcorp Gulf Holding Co Ltd from February 2006 to July 2007. Director of Sembcorp Utilities Teesside Pension Trustees Ltd from April 2003 to November 2004.

Tan Cheng Guan

Director of Purchaser since July 2007.

Executive Vice President, Group Business and Strategic Development, of Parent since July 2007. Director of Sembcorp Cogen Pte Ltd since July 2007. Director of Sembcorp Gas Pte Ltd since July 2007. Director of Sembcorp NEWater Pte Ltd since July 2008. Chairman and Director of Sembcorp Air Products (HYCO) Pte Ltd since March 2009. Director of Sembcorp Utilities (BVI) Ltd since September 2008. Director of Sembcorp Gulf O&M Co Ltd since February 2009. Director of Sembcorp Gulf Holding Co. Ltd since July 2007. Director of Sembcorp Oman First Investment Holding Co Ltd since July 2009. Director of Sembcorp Oman IPO Holding Co Ltd since July 2009. Director of Sembcorp GCC Holding Co Ltd since November 2009. Director of Sembcorp Utilities (UK) Limited since July 2007. Chairman and Director of Sembcorp Tianjin Lingang Industrial Area Wastewater Treatment Co. Ltd since August 2007. Chairman and Director of Shenyang Sembcorp Water Co., Ltd since July 2008. Managing Director of Vopak China Management Company Ltd from May 2004 to June 2007.

Ng Meng Poh	Executive Vice President of Parent since January 2010. Head of Singapore Utilities Operations and Acting Head, Asset Management of Sembcorp China, of Parent since January 2010.

Name / Business Address / Citizenship	Principal Occupation / Employment / Material Positions Held In Past Five Years

Director of Purchaser since March 2010. Managing Director of Sembcorp Cogen Pte Ltd since April 2010. Director of Sembcorp Air Products

(HYCO) Pte Ltd since July 2008. Director of Sembcorp NEWater Pte Ltd since January 2008. Director of SUT Seraya Pte Ltd since July 2008. Director of SUT Sakra Pte Ltd since July 2008. Director of Sembcorp Power Pte Ltd since February 2008. Chairman of Sembcorp Power Pte Ltd since July 2008. General Manager of Sembcorp Cogen Pte Ltd from August 2007 to April 2010. Director of Sembcorp Cogen Pte Ltd since March 2010. Alternate Director of Sembcorp Gas Pte Ltd since April 2010. Director of Qinzhou Sembcorp Water Co., Ltd. since March 2010. Director of Sembcorp Utilities (UK) Limited since May 2010.

Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

BNY Mellon Shareowner Services

By Mail:	By Overnight Courier or By Hand:

BNY Mellon Shareowner Services Attn: Corporate Actions Department Post Office Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Actions Department 480 Washington Blvd - Mail Drop-Reorg Jersey City, NJ 07310

For Notice of Guaranteed Delivery

(for Eligible Institutions only)

By Facsimile Transmission:

(201) 680-4626

To Confirm Facsimile Transmission Only:

(201) 680-4860

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com